UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smith & Wesson Holding Corporation
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

SMITH & WESSON HOLDING CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

October 1, 2012

The Annual Meeting of Stockholders of Smith & Wesson Holding Corporation, a Nevada corporation, will be held at 9:00 a.m., local time, on Monday, October 1, 2012, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, for the following purposes:

1. To elect directors to serve until our next annual meeting of stockholders and until their successors are elected and qualified.

2. To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”).

3. To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2013.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Only stockholders of record at the close of business on August 6, 2012 are entitled to notice of and to vote at the meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, you can also vote by telephone or by mail by following the instructions on the proxy card. You may vote in person at the meeting even if you have previously given your proxy.

Sincerely,

/s/ Robert J. Cicero

Robert J. Cicero
Secretary

Springfield, Massachusetts
August 17, 2012

SMITH & WESSON HOLDING CORPORATION

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is being solicited on behalf of Smith & Wesson Holding Corporation, a Nevada corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Monday, October 1, 2012, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying notice. The meeting will be held at 2375 East Camelback Road, Suite 700, Phoenix, Arizona. If you need directions to the location of the meeting, please call (602) 445-8400.

In accordance with rules adopted by the Securities and Exchange Commission, or the SEC, that allow companies to furnish their proxy materials over the Internet, we are mailing a Notice of Internet Availability of Proxy Materials instead of a paper copy of our proxy statement and our 2012 Annual Report to most of our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents and vote over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to request a paper copy of our proxy materials, including our proxy statement, our 2012 Annual Report, and a form of proxy card. We believe this process will allow us to provide our stockholders the information they need in a more timely manner, while reducing the environmental impact and lowering our costs of printing and delivering the proxy materials.

These proxy solicitation materials were first released on or about August 17, 2012 to all stockholders entitled to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on October 1, 2012. These proxy materials, which include the notice of annual meeting, this proxy statement, and our 2012 Annual Report for the fiscal year ended April 30, 2012, are available at www.proxyvote.com.

Stockholders Entitled to Vote; Record Date; How to Vote

Stockholders of record at the close of business on August 6, 2012, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were outstanding 65,439,433 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

If, on August 6, 2012, your shares were registered directly in your name with our transfer agent, Interwest Transfer Co., Inc., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting. Alternatively, you may vote by proxy over the Internet as instructed above or, if you receive paper copies of the proxy materials by mail, by using the accompanying proxy card or by telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the Internet as instructed in the Notice of Internet Availability of Proxy Materials or, if you receive paper copies of the proxy materials by mail, by filling out and returning the enclosed proxy card or by telephone as instructed on the enclosed proxy card to ensure your vote is counted. Even if you have submitted a proxy before the meeting, you may still attend the meeting and vote in person.

If, on August 6, 2012, your shares were held in an account at a brokerage firm, bank, or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the meeting. As a beneficial owner, you have the right to direct your broker, bank, or other nominee on how to vote the shares in your account. You should have received voting instructions with these proxy materials from that organization rather than from us. You should follow the instructions provided by that organization to submit your proxy. You are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank, or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Quorum; Required Vote; Broker Non-Votes and Abstentions

The presence, in person or by proxy, of the holders of a majority of the total number of shares of common stock entitled to vote constitutes a quorum for the transaction of business at the meeting. Votes cast in person or by proxy at the meeting will be tabulated by the election inspector appointed for the meeting, who will determine whether a quorum is present.

Assuming that a quorum is present, the eight persons receiving the largest number of “for” votes of our common stock present in person or by proxy at the meeting and entitled to vote (a plurality) will be elected directors. Stockholders do not have the right to cumulate their votes in the election of directors. The affirmative vote of a majority of the votes cast will be required to ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered public accountant of our company for the fiscal year ending April 30, 2013. The advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”) is non-binding, but the Board of Directors will consider the input of stockholders based on a majority of votes cast for the say-on-pay proposal.

Brokers, banks, or other nominees that hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion if permitted by the stock exchange or other organization of which they are members. Brokers, banks, and other nominees are permitted to vote the beneficial owner’s proxy in their own discretion as to certain “routine” proposals when they have not received instructions from the beneficial owner, such as the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2013. If a broker, bank, or other nominee votes such “uninstructed” shares for or against a “routine” proposal, those shares will be counted towards determining whether or not a quorum is present and are considered entitled to vote on the “routine” proposals. However, where a proposal is not “routine,” a broker, bank, or other nominee is not permitted to exercise its voting discretion on that proposal without specific instructions from the beneficial owner. These non-voted shares are referred to as “broker non-votes” when the nominee has voted on other non-routine matters with authorization or voted on routine matters. These shares will be counted towards determining whether or not a quorum is present, but will not be considered entitled to vote on the “non-routine” proposals.

Please note that brokers, banks, and other nominees may not use discretionary authority to vote shares on the election of directors or the say-on-pay proposal if they have not received specific instructions from their clients. For your vote to be counted in the election of directors or on the say-on-pay proposal, you will need to communicate your voting decisions to your broker, bank, or other nominee before the date of the meeting.

As provided in our bylaws, a majority of the votes cast means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal. Because abstentions and broker non-votes do not represent votes cast “for” or “against” a proposal, broker non-votes and abstentions will have no effect on the election of directors, the say-on-pay proposal, or the proposal to ratify the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2013, as each such proposal is determined by reference to the votes actually cast by the shares present in person or by proxy at the meeting and entitled to vote.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of each of the eight director nominees set forth in this proxy statement, (2) “for” the approval of the compensation of our named executive officers for fiscal 2012, and (3) “for” the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of our company for the fiscal year ending April 30, 2013. If any other matter is properly presented at the meeting, the individuals specified in the proxy will vote your shares using their best judgment.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

Solicitation

We will bear the cost of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Annual Report and Other Matters

Our 2012 Annual Report to Stockholders, which was made available to stockholders with or preceding this proxy statement, contains financial and other information about our company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The information contained in the “Compensation Committee Report” and the “Report of the Audit Committee” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended April 30, 2012 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in our Annual Report on Form 10-K also will be furnished upon request at the actual expense we incur in furnishing such exhibits. Any such requests should be directed to our secretary at the address of our executive offices set forth in this proxy statement.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our articles of incorporation and bylaws provide that the number of directors shall be fixed from time to time by resolution of our Board of Directors. The number of directors currently is fixed at eight. Our articles of incorporation and bylaws provide that all directors are elected at each annual meeting of our stockholders for a term of one year and hold office until their successors are elected and qualified.

A board of eight directors is to be elected at this meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them “for” each of the nominees named below. All of the nominees currently are directors of our company. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Our Board of Directors recommends a vote “for” the nominees listed below.

The following table sets forth certain information regarding the nominees for directors of our company:

Name	Age	Position
Barry M. Monheit	65	Chairman of the Board (2)
Robert L. Scott	66	Co-Vice Chairman of the Board (2)(3)
Michael F. Golden	58	Co-Vice Chairman of the Board
P. James Debney	44	President, Chief Executive Officer, and Director
Robert H. Brust	69	Director (1)
John B. Furman	68	Director (1)(3)
Mitchell A. Saltz	59	Director
I. Marie Wadecki	63	Director (1)(2)(3)

(1)	Member of the Audit Committee.
(2)	Member of the Nominations and Corporate Governance Committee.
(3)	Member of the Compensation Committee.

Barry M. Monheit has served as a director of our company since February 2004. Mr. Monheit has served as the Chief Executive Officer of Earth911, Inc., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information since June 2011, and as a director of Earth911, Inc. since March 2012. Mr. Monheit served as a financial and operational consultant from April 2010 until June 2011. From May 2009 until April 2010, Mr. Monheit was a Senior Managing Director of FTI Palladium Partners, a financial consulting division of FTI Consulting, Inc., a New York Stock Exchange-listed global advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory, and economic environment. Mr. Monheit was a consultant focusing on financial and operational issues in the corporate restructuring field from January 2005 until May 2009. From July 1992 until January 2005, Mr. Monheit was associated in various capacities with FTI Consulting, Inc., serving as the President of its Financial Consulting Division from May 1999 through November 2001. Mr. Monheit was a partner with Arthur Andersen & Co. from August 1988 until July 1992, serving as partner-in-charge of its New York Consulting Division and partner-in-charge of its U.S. Bankruptcy and Reorganization Practice. We believe Mr. Monheit’s extensive experience in financial and operational consulting gained as an executive of major restructuring firms and his executive experience with major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert L. Scott has served as a director of our company since December 1999. Mr. Scott is the Chairman of the National Shooting Sports Foundation and a Governor of the Sporting Arms and Ammunition Institute. Mr. Scott served as a consultant to our company from May 2004 until February 2006; President of our company from December 1999 until September 2002; Chairman of our wholly owned subsidiary, Smith & Wesson Corp., from January 2003 through December 2003; and President of Smith & Wesson Corp. from May 2001 until December 2002. From December 1989 to December 1999, Mr. Scott served as Vice President of Sales and Marketing and later as Vice President of Business Development of Smith & Wesson Corp. prior to its acquisition by our company. Prior to joining Smith & Wesson Corp., Mr. Scott was employed for eight years in senior positions with Berkley & Company and Tasco Sales Inc., two leading companies in the outdoor industry. Mr. Scott previously served as a director and a member of the Compensation Committee of OPT Holdings, a private company marketing hunting accessories. We believe Mr. Scott’s prior extensive service with our company and his very extensive industry knowledge and expertise provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Michael F. Golden has served as a director of our company since December 2004. Mr. Golden served as the President and Chief Executive Officer of our company from December 2004 until his retirement in September 2011. Mr. Golden was employed in various executive positions with the Kohler Company from February 2002 until joining our company, with his most recent position being the President of its Cabinetry Division. Mr. Golden was the President of Sales for the Industrial/Construction Group of the Stanley Works Company from 1999 until 2002; Vice President of Sales for Kohler’s North American Plumbing Group from 1996 until 1998; and Vice President — Sales and Marketing for a division of The Black & Decker Corporation where he was employed from 1981 until 1996. We believe Mr. Golden’s service as the former President and Chief Executive Officer of our company, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

P. James Debney has served as President and Chief Executive Officer of our company and as a member of our board of directors since September 2011. Mr. Debney was Vice President of our company from April 2010 until September 2011, and President of our firearm division from November 2009 until September 2011. Mr. Debney was President of Presto Products Company, formerly a business unit of Alcoa Consumer Products, a manufacturer of plastic products, from January 2007 until February 2009. He was Managing Director of Baco Consumer Products, a business unit of Alcoa Consumer Products, a manufacturer of U.K.-branded and private label foil, film, storage, food, and trash bag consumer products, from January 2006 until December 2006; Manufacturing and Supply Chain Director from August 2003 until December 2005; and Manufacturing Director from April 1998 until July 2003. Mr. Debney joined Baco Consumer Products in 1989 and held various management positions in operations, production, conversion, and materials. We believe Mr. Debney’s position as the President and Chief Executive Officer of our company and as the President of our firearm division, his intimate knowledge and experience with all aspects of the operations, opportunities, and challenges of our company, and his long business career at major companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Robert H. Brust has served as a director of our company since July 2011. Mr. Brust served as Chief Financial Officer for Sprint Nextel Corporation, a wireless and wireline communications company, from May 2008 until his retirement in April 2011. From February 2007 to May 2008, Mr. Brust was retired. Mr. Brust served as Executive Vice President of the Eastman Kodak Company, a provider of photographic products and services, from January 2000 to February 2007 and Chief Financial Officer of Eastman Kodak from January 2000 to November 2006. Mr. Brust was Senior Vice President and Chief Financial Officer of Unisys Corporation from 1997 to 1999. He also worked in a variety of financial and financial management positions at General Electric Company from 1965 to 1997. Mr. Brust is a member of the Board of Directors and Audit Committee Chairman of Covidien Ltd., a developer, manufacturer, and provider of healthcare products; a member of the ICG Commerce Manufacturing Executive Advisory Board; and a trustee for the Nantucket Cottage Hospital. Mr. Brust previously served as a director and a member of the Audit Committee of Delphi Corporation and Applied Materials, Inc. We believe Mr. Brust’s extensive financial leadership experience at a number of world class, publicly traded companies, his extensive knowledge of financial and operational practices in manufacturing environments, and his prior board experience with consumer-oriented companies provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

John B. Furman has served as a director of our company since April 2004. Since leaving the practice of law in August 1998, Mr. Furman has served as a consultant to or an executive of a number of companies, including serving as the chief executive officer of two public companies, with his focus being on restructurings, business transactions, capital formation, and product commercialization. From February 2009 until December 2009, Mr. Furman was the President and Chief Executive Officer of Infinity Resources LLC, a privately held environmental solutions company based in Scottsdale, Arizona that serves as a single-source provider of recycling programs. Mr. Furman served as President and Chief Executive Officer of GameTech International, a publicly traded company involved in interactive bingo systems, from September 2004 until July 2005. Mr. Furman served as President and Chief Executive Officer and a director of Rural/Metro Corporation, a publicly traded provider of emergency and fire protection services, from August 1998 until January 2000. Mr. Furman was a senior member of the law firm of O’Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, from January 1983 until August 1998; he was Associate General Counsel of Waste Management, Inc., a New York Stock Exchange-listed provider of waste management services, from May 1977 until December 1983; and Vice President, Secretary, and General Counsel of the Warner Company, a New York Stock Exchange-listed company involved in industrial mineral extractions and processing, real estate development, and solid and chemical waste management, from November 1973 until April 1977. Mr. Furman previously served as a director and Chairman of the Compensation Committee of MarineMax, Inc., a New York Stock Exchange-listed company that is the nation’s largest recreational boat dealer. We believe Mr. Furman’s experience as a chief executive officer and a consultant to multiple companies, his experience as a lawyer in private practice and for corporations, and his experience as a public company director provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

Mitchell A. Saltz has served as a director of our company since October 1998. Mr. Saltz has served as the Chairman of Earth911, Inc., an environmental solutions company that serves as a single-service provider of recycling and environment-related programs, services, and information and its predecessors since 2005 and the Chairman and Managing Partner of Southwest Capital Partners, an investment banking firm, since 2009. Mr. Saltz served as Chairman of the Board and Chief Executive Officer of our company from February 1998 through December 2003. Mr. Saltz founded Saf-T-Hammer in 1997, which developed and marketed firearm safety and security products designed to prevent the unauthorized access to firearms, which acquired Smith & Wesson Corp. from Tomkins, PLC in May 2001 and changed its name to Smith & Wesson Holding Corporation. We believe Mr. Saltz’s history as a founder of our company, his service as a former officer of our company, and his financial, investment, and management experience provide the requisite qualifications, skills, perspectives, and experience that make him well qualified to serve on our Board of Directors.

I. Marie Wadecki has served as a director of our company since September 2002. Ms. Wadecki served as the Corporate Budget Director of the McLaren Health Care Corporation, a Michigan-based $3.5 billion eight-hospital health care system, from January 2001 until her retirement in September 2007. Ms. Wadecki was employed by McLaren for more than 30 years, holding positions of increasing responsibility. In November 2008, Ms. Wadecki was appointed to the McLaren Foundation Board of Trustees. Ms. Wadecki is a member of the National Association of Corporate Directors, the American College of Healthcare Executives, Women Business Leaders of the U.S. Healthcare Industry Foundation, and Women Corporate Directors. Ms. Wadecki is recognized as a Board Leadership Fellow by the National Association of Corporate Directors, which is an organization devoted to advancing exemplary board leadership by providing support and educational opportunities to directors and boards. We believe Ms. Wadecki’s long employment history with a major health care organization, her financial background, and her corporate governance expertise provide the requisite qualifications, skills, perspectives, and experience that make her well qualified to serve on our Board of Directors.

There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined, after considering all of the relevant facts and circumstances, that Robert H. Brust, John B. Furman, Barry M. Monheit, Mitchell A. Saltz, Robert L. Scott, and I. Marie Wadecki are independent directors, as “independence” is defined by the listing standards of the Nasdaq Stock Market, or Nasdaq, and by the SEC, because they have no relationship with us that would interfere with their exercise of independent judgment in carrying out their responsibilities as a director. P. James Debney is an employee director. Michael F. Golden is not considered an independent director of our company because of his recent position as an executive officer of our company.

Committee Charters, Corporate Governance Guidelines, and Code of Ethics

Our Board of Directors has adopted charters for the Audit, Compensation, and Nominations and Corporate Governance Committees describing the authority and responsibilities delegated to each committee by our Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Conduct, and a Code of Ethics for the CEO and Senior Financial Officers. We post on our website, at www.smith-wesson.com, the charters of our Audit, Compensation, and Nominations and Corporate Governance Committees; our Corporate Governance Guidelines, Code of Conduct, and Code of Ethics for the CEO and Senior Financial Officers, and any amendments or waivers thereto; and any other corporate governance materials specified by SEC or Nasdaq regulations. These documents are also available in print to any stockholder requesting a copy in writing from our secretary at the address of our executive offices set forth in this proxy statement.

Executive Sessions

We regularly schedule executive sessions in which independent directors meet without the presence or participation of management. The Chairman of our Board of Directors serves as the presiding director of such executive sessions.

Board Committees

Our bylaws authorize our Board of Directors to appoint from among its members one or more committees consisting of one or more directors. Our Board of Directors has established an Audit Committee, a Compensation Committee, and a Nominations and Corporate Governance Committee, each consisting entirely of independent directors.

The Audit Committee

The purpose of the Audit Committee is to oversee the financial and reporting processes of our company and the audits of the financial statements of our company and to provide assistance to our Board of Directors with respect to its oversight of the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of our Board of Directors. The Audit Committee also selects the independent registered public accountant to conduct the annual audit of the financial statements of our company; reviews the proposed scope of such audit; reviews accounting and financial controls of our company with the independent registered public accountant and our financial accounting staff; and reviews and approves any transactions between us and our directors, officers, and their affiliates.

The Audit Committee currently consists of Messrs. Brust and Furman and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. Our Board of Directors has determined that each of Messrs. Brust and Furman and Ms. Wadecki, whose backgrounds are detailed above, qualifies as an “audit committee financial expert” in accordance with applicable rules and regulations of the SEC. Mr. Brust chairs the Audit Committee.

The Compensation Committee

The purpose of the Compensation Committee includes determining, or recommending to our Board of Directors for determination, the compensation of the Chief Executive Officer and other executive officers of our company and discharging the responsibilities of our Board of Directors relating to compensation programs of our company. The Compensation Committee currently consists of Messrs. Furman and Scott and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act. Mr. Furman chairs the Compensation Committee.

The Nominations and Corporate Governance Committee

The purpose of the Nominations and Corporate Governance Committee includes the selection or recommendation to our Board of Directors of nominees to stand for election as directors at each election of directors, the oversight of the selection and composition of committees of our Board of Directors, the oversight of the evaluations of our Board of Directors and management, and the development and recommendation to our Board of Directors of a set of corporate governance principles applicable to our company. The Nominations and Corporate Governance Committee currently consists of Messrs. Monheit and Scott and Ms. Wadecki, each of whom is an independent director of our company under Nasdaq listing standards as well as under rules adopted by the SEC pursuant to the Sarbanes-Oxley Act. Ms. Wadecki chairs the Nominations and Corporate Governance Committee.

The Nominations and Corporate Governance Committee will consider persons recommended by stockholders for inclusion as nominees for election to our Board of Directors if the information required by our bylaws is submitted in writing in a timely manner addressed and delivered to our secretary at the address of our executive offices set forth in this proxy statement. The Nominations and Corporate Governance Committee identifies and evaluates nominees for our Board of Directors, including nominees recommended by stockholders, based on numerous factors it considers appropriate, some of which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity, and the extent to which the nominee would fill a present need on our Board of Directors.

Risk Assessment of Compensation Policies and Practices

We have assessed the compensation policies and practices with respect to our employees, including our executive officers, and have concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company.

Board’s Role in Risk Oversight

Risk is inherent in every business. As is the case in virtually all businesses, we face a number of risks, including operational, economic, financial, legal, regulatory, and competitive risks. Our management is responsible for the day-to-day management of the risks we face. Our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

In its oversight role, our Board of Directors’ involvement in our business strategy and strategic plans plays a key role in its oversight of risk management, its assessment of management’s risk appetite, and its determination of the appropriate level of enterprise risk. Our Board of Directors receives updates at least quarterly from senior management and periodically from outside advisors regarding the various risks we face, including operational, economic, financial, legal, regulatory, and competitive risks. Our Board of Directors also reviews the various risks we identify in our filings with the SEC as well as risks relating to various specific developments, such as acquisitions, securities repurchases, debt and equity placements, and product introductions. In addition, our Board of Directors regularly receives reports from our Vice President of Internal Audit and our Chief Compliance Officer.

Our board committees assist our Board of Directors in fulfilling its oversight role in certain areas of risk. Pursuant to its charter, the Audit Committee oversees the financial and reporting processes of our company and the audit of the financial statements of our company and provides assistance to our Board of Directors with respect to the oversight and integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualification and independence, and the performance of our independent registered public accountant. The Compensation Committee considers the risk that our compensation policies and practices may have in attracting, retaining, and motivating valued employees and endeavors to assure that it is not reasonably likely that our compensation plans and policies would have a material adverse effect on our company. Our Nominations and Corporate Governance Committee oversees governance related risk, such as board independence, conflicts of interests, and management and succession planning.

Board Diversity

We seek diversity in experience, viewpoint, education, skill, and other individual qualities and attributes to be represented on our Board of Directors. We believe directors should have various qualifications, including individual character and integrity; business experience; leadership ability; strategic planning skills, ability, and experience; requisite knowledge of our industry and finance, accounting, and legal matters; communications and interpersonal skills; and the ability and willingness to devote time to our company. We also believe the skill sets, backgrounds, and qualifications of our directors, taken as a whole, should provide a significant mix of diversity in personal and professional experience, background, viewpoints, perspectives, knowledge, and abilities. Nominees are not to be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability, or any other basis prescribed by law. The assessment of prospective directors is made in the context of the perceived needs of our Board of Directors from time to time.

All of our directors have held high-level positions in business or professional service firms and have experience in dealing with complex issues. We believe that all of our directors are individuals of high character and integrity, are able to work well with others, and have committed to devote sufficient time to the business and affairs of our company. In addition to these attributes, the description of each director’s background set forth above indicates the specific qualifications, skills, perspectives, and experience necessary to conclude that each individual should continue to serve as a director of our company.

Board Leadership Structure

We believe that effective board leadership structure can depend on the experience, skills, and personal interaction between persons in leadership roles as well as the needs of our company at any point in time. Our Corporate Governance Guidelines support flexibility in the structure of our Board of Directors by not requiring the separation of the roles of Chief Executive Officer and Chairman of the Board.

We currently maintain separate roles between the Chief Executive Officer and Chairman of the Board in recognition of the differences between the two responsibilities. Our Chief Executive Officer is responsible for setting our strategic direction and day-to-day leadership and performance of our company. The Chairman of the Board provides input to the Chief Executive Officer, sets the agenda for board meetings, and presides over meetings of the full Board of Directors as well as executive sessions of the Board of Directors.

Compensation Committee Interlocks and Insider Participation

During our fiscal year ended April 30, 2012, Messrs. Furman and Scott and Ms. Wadecki served on our Compensation Committee. None of these individuals had any material contractual or other relationships with us during such fiscal year except as directors.

Board and Committee Meetings

Our Board of Directors held a total of 11 meetings during the fiscal year ended April 30, 2012. During the fiscal year ended April 30, 2012, the Audit Committee held six meetings; the Compensation Committee held five meetings; and the Nominations and Corporate Governance Committee held six meetings. No director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she was a member.

Annual Meeting Attendance

We encourage each of our directors to attend each annual meeting of stockholders. To that end, and to the extent reasonably practicable, we regularly schedule a meeting of our Board of Directors on the same day as our annual meeting of stockholders. All of our directors attended our 2011 Annual Meeting of Stockholders.

Communications with Directors

Interested parties may communicate with our Board of Directors or specific members of our Board of Directors, including our independent directors and the members of our various board committees, by submitting a letter addressed to the Board of Directors of Smith & Wesson Holding Corporation c/o any specified individual director or directors at the address of our executive offices set forth in this proxy statement. Any such letters are sent to the indicated directors.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Our Board of Directors has appointed a Compensation Committee, consisting exclusively of independent directors. The Compensation Committee is authorized to determine and approve, or make recommendations to our Board of Directors with respect to, the compensation of our Chief Executive Officer and other executive officers and grant or recommend the grant of stock-based compensation to our Chief Executive Officer and other executive officers under our 2004 Incentive Stock Plan. The Compensation Committee from time to time makes recommendations regarding the compensation of employees who are not executive officers.

The compensation program for our executive officers consists primarily of base salary, performance-based cash incentive compensation, and long-term incentives in the form of stock-based compensation, including stock options, restricted stock, restricted stock units, or RSUs, and other long-term equity incentives. Our executive officers also participate in other benefit plans, including profit sharing and medical and retirement plans, which generally are available to all regular full-time employees of our company. We consider each element of compensation collectively with other elements of compensation when establishing the various forms, elements, and levels of compensation for our executive officers.

Our philosophy is to pay base salaries to our executive officers at levels that enable us to attract, motivate, and retain highly qualified executives. Our executive compensation program links cash incentive compensation to the achievement of pre-established corporate financial performance objectives and provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. We annually establish a performance-based incentive compensation program designed to reward individuals for performance based primarily on our financial results as well as the achievement of corporate and individual objectives that contribute to our long-term goal of building stockholder value. Our stock-based compensation is intended to result in limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our stock-based compensation is also intended to align the interests of our executive officers with those of our stockholders and to align compensation with the price performance of our common stock. Total compensation levels reflect corporate positions, responsibilities, and achievement of goals. As a result of our performance-based philosophy to compensation, compensation levels may vary significantly from year-to-year and among our various executive officers. In general, we expect the compensation level of our Chief Executive Officer will be higher than that of our other executive officers, assuming relatively equal achievement of individual performance goals, since our compensation policies set our base salaries, incentive compensation, and stock-based compensation after reviewing those of comparable companies, which generally compensate the chief executive officers at higher levels because of their roles and their importance to overall company success.

The Compensation Committee generally recommends base salary levels for executive officers of our company at the beginning of each fiscal year, although the Compensation Committee can recommend increases to base salary levels at any time during the fiscal year, and recommends the payment of incentive compensation, if any, at the end of each fiscal year based upon the performance of our company and our executive officers.

We did not increase the base salary for the position of Chief Executive Officer or Chief Financial Officer in fiscal 2012. We increased our Chief Executive Officer’s and Chief Financial Officer’s base salaries early in fiscal 2013, which were the first increases in base salary for those positions in over six years and three years, respectively. As a result of our financial performance in fiscal 2012 and the terms of our annual cash incentive plan, all of our named executive officers received cash incentive compensation pursuant to that plan for our 2012 fiscal year compared with none of our fiscal 2011 named executive officers receiving cash incentive compensation for our 2011 fiscal year. Our fiscal 2010 named executive officers received only a partial cash incentive compensation payment for our 2010 fiscal year. As discussed below, one of our executive officers received a portion of a modest sign-on cash bonus in fiscal 2012. Finally, our equity compensation design provides that executives only receive value if we deliver stock price performance. Our equity compensation consists of stock options, which provide value only in the event of stock price increases, and performance-based RSUs, or PSUs, which are earned only if the relative performance of our common stock exceeds the performance of the Russell 2000 Index, or the RUT, for grants made in April 2012 or the Nasdaq Composite Index, or the IXIC, for grants made prior to April 2012 over the three-year period following the date of grant.

We believe that the overall compensation levels for our executive officers, including our named executive officers, are in alignment with our “pay-for-performance” philosophy and have been consistent with our performance. At our 2011 Annual Meeting of Stockholders, our stockholders overwhelmingly approved, on an advisory basis, the compensation of our named executive officers described in our proxy statement related to our 2011 Annual Meeting of Stockholders. Holders of approximately 26.4 million of our outstanding shares voted “for” such advisory say-on-pay proposal, representing approximately 93% of the votes cast on the say-on-pay proposal. Our Compensation Committee and our Board of Directors considered these final vote results and determined that, given the significant level of support, no material changes to our executive compensation philosophy, policies, and practices were necessary based on such vote results. Nevertheless, our Compensation Committee and our Board of Directors have made changes to our executive compensation program, which demonstrate our ongoing commitment to aligning our executives’ interests with those of our stockholders and building on our “pay-for-performance” philosophy.

Historically, we granted equity compensation during the course of the applicable fiscal year and we continued this practice through the beginning of fiscal 2012. However, later in fiscal 2012, we decided to alter this practice by granting equity compensation prior to the beginning of each fiscal year, resulting in two grants of equity compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amount of stock-based compensation granted during fiscal 2012 reflects grants that would typically have been made over the course of two fiscal years. We believe this new practice better serves our long-term goal of building stockholder value by providing our stockholders and our named executive officers with advance notice of the potential equity compensation payable for the upcoming fiscal year. Furthermore, this new approach is consistent with our “pay-for-performance” philosophy as this practice aligns the annual periods that we measure the price performance of our common stock with our fiscal years. We intend to continue granting our performance-based equity compensation to our named executive officers prior to the beginning of the applicable fiscal year in future years.

Goals

The goals of our executive compensation program are as follows:

•	to attract, motivate, and retain highly qualified executives;

•	to reflect our company’s culture and approach to total rewards, which includes benefits, work environment, and development opportunities;

•	to reflect our philosophy of pay-for-performance;

•	to provide a rational and consistent approach to compensation, which is understood by senior leadership;

•	to align compensation to the interests of our company as a whole and its stockholders; and

•	to recognize corporate stewardship and fiscal responsibility.

Role of the Compensation Committee and Chief Executive Officer

The Compensation Committee reviews and recommends to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers. At least annually, our Compensation Committee evaluates the performance of our Chief Executive Officer and recommends to our Board of Directors the compensation for our Chief Executive Officer in light of the goals and objectives of our compensation program for that year. Our Compensation Committee, together with our Chief Executive Officer, annually assesses the performance of our other executive officers. Based on the determinations of our Compensation Committee after receiving recommendations from our Chief Executive Officer, our Compensation Committee, with input from its independent compensation consultants, makes recommendations to our Board of Directors regarding the compensation for our other executive officers.

At the request of our Compensation Committee, our Chief Executive Officer generally attends a portion of some of our Compensation Committee meetings, including meetings at which our independent compensation consultants are present. This enables our Compensation Committee to review with our Chief Executive Officer the corporate and individual goals that the Chief Executive Officer regards as important to achieve our overall success. Our Compensation Committee also requests our Chief Executive Officer to assess the performance of and our goals for our other executive officers. Although the participation of the Chief Executive Officer could influence performance targets and individual goals, including his own, the Compensation Committee, with the assistance of its independent compensation consultants, rather than our Chief Executive Officer, makes board recommendations regarding individual and corporate goals and targets. Our Chief Executive Officer does not attend any portion of meetings at which his compensation is discussed.

Compensation Surveys and Independent Compensation Consultants

In determining compensation levels, we periodically review compensation levels in our geographical area, compensation levels of companies that we deem to be generally similar to our company regardless of their location, competitive factors to enable us to attract executives from other industries, and compensation levels that we deem appropriate to retain and motivate our executive officers. We use this peer group information as a point of reference, but do not benchmark or target our compensation levels against our peer groups.

From time to time, the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to executive compensation, trends in executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, and services of its compensation consultants, and its compensation consultants report directly to the Compensation Committee.

Base Salary

We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. Base salaries for our executive officers are established based on an executive’s position, responsibilities, skills, experience, performance, and contributions. In determining base salaries, we also take into account individual performance and contributions, future potential, competitive salary levels for comparable positions at other companies, salary levels relative to other positions within our company, and corporate needs. The Compensation Committee’s evaluation of the foregoing factors is subjective, and the Compensation Committee does not assign a particular weight to any one factor.

The Compensation Committee independently recommends to the full Board of Directors the base salary of our Chief Executive Officer. The base salaries for our other executive officers, other than the Chief Executive Officer, are recommended by the Compensation Committee following consultations with the Chief Executive Officer. The Compensation Committee’s evaluation of the recommendations of our Chief Executive Officer considers the same factors outlined above.

Cash Incentive Compensation

We annually establish a performance-based cash incentive compensation program for our executive officers. In establishing a compensation program for any particular year or period, we focus on then current corporate goals and, to a lesser extent, individual goals. Annual cash incentive compensation is based on our financial performance and the individual responsibilities and performance of our executive officers. Our incentive compensation targets for bonuses for our executive officers are approved by our Board of Directors. Executive officer incentive compensation targets are subject to change based on the Compensation Committee’s periodic reviews of economic, industry, and competitive data, changes in individual responsibility, and our compensation philosophy.

Stock-Based Compensation

We strongly believe in tying executive rewards directly to our long-term success and increases in stockholder value through stock-based compensation. Our stock-based compensation is intended to result in limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Our stock-based compensation also enables our executive officers to develop and maintain a significant stock ownership position in our company. The amount of stock-based compensation granted takes into account previous grants to an executive officer; an executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of the executive officer; the cost to our company; the executive officer’s total compensation in relationship to our peer companies; and other factors that we deem appropriate from time to time. Historically, our stock-based compensation has been through the grant of stock options and RSUs, including PSUs. We generally set vesting levels for stock options and RSUs over multiple year periods to encourage executive retention. We currently establish performance requirements, primarily our relative stock performance, for the vesting of PSUs.

Other Benefits

Our executive officers are eligible to participate in benefit programs maintained for all of our full-time employees. These programs include medical, life, and disability insurance; a qualified defined investment plan; a non-contributory profit sharing plan; and an employee stock purchase plan.

In addition, from time to time, our Board of Directors has provided certain of our executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our executive compensation program, but do believe they can be useful in attracting, motivating, and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances. In the future, we may provide additional perquisites to our executive officers as an element of their overall compensation. We do not expect these perquisites to be a significant element of our compensation program. All future practices regarding perquisites will be approved and subject to periodic review by our Compensation Committee.

Deductibility of Executive Compensation

We take into account the tax effect of our compensation policies and programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, currently limits the deductibility for federal income tax purposes of compensation in excess of $1.0 million paid to each of any publicly held corporation’s chief executive officer and three other most highly compensated executive officers (excluding the chief financial officer). We may deduct certain types of compensation paid to any of these individuals only to the extent that such compensation during any fiscal year does not exceed $1.0 million. Qualifying performance-based compensation is not subject to the deduction limits if certain requirements are met. We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m), including such awards granted pursuant to our 2004 Incentive Stock Plan.

Accounting Considerations

We account for stock-based employee compensation arrangements in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718 “Compensation — Stock Compensation.” In determining stock-based compensation, we consider the potential expense of those grants under FASB ASC Topic 718 and the impact on our earnings per share.

Policies for the Pricing and Timing of Stock-Based Compensation

We set the price of all stock-based awards at the closing price of our common stock on the Nasdaq Global Select Market on the date of grant. We grant stock-based compensation to our executive officers annually on scheduled dates. In the case of new hires, grant prices are determined by the closing price of our common stock on the date the employee reports for service. We authorize our Chief Executive Officer to grant stock-based compensation to employees who are not executive officers, subject to limitations on amount and review and subsequent reporting to the Compensation Committee.

Fiscal 2012 Compensation

Compensation Consultants

We engaged Compensia, Inc. to assist us in the design of our executive compensation program for fiscal 2012. Compensia identified two categories of companies deemed generally relevant to us: one category consisted of peer companies involved in aerospace and defense, and one category consisted of peer companies in other industries, including consumer products, construction, and security. The aerospace and defense companies were Ceradyne and Ducommun. The companies involved in other industries were Artic Cat, Comtech Telecommunications, Dorman Products, Drew Industries, EMS Technologies, Freedom Group, Jakks Pacific, Johnson Outdoors, Kratos Defense and Security Solutions, Ladish, National Presto Industries, RC2 Corp., Sterling Constructions, and Sturm, Ruger & Company. Compensia provided us with the survey results and an analysis of our peer companies; determined our position among the peer companies; developed recommendations and guidelines for the structure of our compensation program; and reviewed the overall compensation package and advised our Compensation Committee regarding the appropriateness of our compensation program.

Base Salaries

As is our practice, we generally, although not always, set base salaries for our executive officers at the beginning of the fiscal year. Our fiscal 2012 compensation, including base salaries, focused on the size of our company, the position and function of the executive officer, and the performance of our company rather than individual performance. During fiscal 2012, we instituted a 39.2% base salary increase for Mr. Debney in connection with his promotion to President and Chief Executive Officer of our company); a 3.0% base salary increase for Mario Pasantes, our Senior Vice President, Marketing and International Sales; a 4.5% base salary increase for Mark P. Smith, our Vice President, Manufacturing and Supply Chain Management; and a 4.0% base salary increase for Michael J. Brown, our Vice President, U.S. Sales. The base salary increases for Messrs. Pasantes, Smith, and Brown were made in accordance with our annual performance review process and occurred prior to their appointment as executive officers of our company. We did not increase the base salary for Jeffrey D. Buchanan, our Executive Vice President, Chief Financial Officer, and Treasurer, in fiscal 2012.

Cash Incentive Compensation

Our 2012 Incentive Compensation Program was based on company-wide performance measures, excluding our discontinued security solutions business, for each of our named executive officers. Depending on the achievement of the minimum performance threshold and the level of financial performance of our company, Mr. Debney had the potential to receive a maximum bonus of 150.0% of his base salary; Mr. Buchanan had the potential to receive a maximum bonus of 112.5% of his base salary; and each of Messrs. Pasantes, Smith, and Brown had the potential to receive a maximum bonus of 75.0% of their respective base salaries. Eligibility for the payment of any award under our 2012 Incentive Compensation Program was subject to the continued employment of each named executive officer through the end of fiscal 2012. As a result, Mr. Golden was not eligible for a bonus for fiscal 2012 because he stepped down as President and Chief Executive Officer of our company in September 2011. Mr. Golden entered into a Separation Agreement and Release upon stepping down as described under “Executive Compensation — Potential Payments Upon Termination or Change in Control — Michael F. Golden.”

Our 2012 Incentive Compensation Program established four financial performance measures based on our net sales, gross margin, free cash flow, and Adjusted EBITDAS weighted 25% each, provided that the net sales and gross margin measures had potential maximum payouts of 200% of target upon achieving at least 112.5% of the targeted net sales measure and 108.3% of the targeted gross margin measure and the free cash flow and Adjusted EBITDAS measures had payouts that were capped at 100% of target. The failure to reach at least 102.5% of the targeted Adjusted EBITDAS measure would result in the maximum bonus being reduced by 50% regardless of the achievement of the other performance measures, and the failure to reach at least 100% of the targeted Adjusted EBITDAS measure would result in no bonuses regardless of the achievement of the other performance measures.

The targets for each of the performance measures were as follows: net sales—$385.0 million; gross profit percentage—30.1%; free cash flow—$5.7 million; and Adjusted EBITDAS—$50.2 million. As noted above, the payouts for the net sales and gross margin measures had the potential to increase by a maximum of 100% on a scale based upon satisfaction of the net sales and gross margin targets to $433.1 million and 32.6%.

Based upon the achievement of all of the performance measures, each of our named executive officers received incentive compensation bonuses at 112.9% of their targeted bonuses or 75.3% of their maximum bonuses as follows: Mr. Debney – $508,050, Mr. Buchanan – $249,788, Mr. Pasantes – $139,544, Mr. Smith – $129,774, and Mr. Brown – $129,158.

Stock-Based Compensation

As noted above, historically, we granted equity compensation during the course of the applicable fiscal year and we continued this practice through the beginning of fiscal 2012. However, later in fiscal 2012, we decided to alter this practice by granting equity compensation prior to the beginning of each fiscal year, resulting in two grants of equity compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Therefore, the amount of stock-based compensation granted during fiscal 2012 reflected grants that would typically have been made over the course of two fiscal years.

As is our practice, during fiscal 2012, our stock-based compensation to our executive officers took the form of grants of stock options and PSUs. The amount of stock-based compensation granted during fiscal 2012 reflected previous grants to our executive officers; each executive officer’s position with our company; the performance, contributions, skills, experience, and responsibilities of each executive officer; the cost of the stock-based compensation to our company; each executive officer’s total compensation in relationship to our peer companies; and changes in corporate positions within our company.

During fiscal 2012, we granted stock options to purchase the following number of shares to the following named executive officers: 594,000 to Mr. Debney, including 450,000 in connection with his promotion to President and Chief Executive Officer of our company and 25,000 in recognition of his increased responsibilities as our Vice President and President of our firearm division prior to such promotion; 73,900 to Mr. Buchanan; 109,000 to Mr. Pasantes, including 15,000 in connection with his appointment as an executive officer of our company and in recognition of his increased responsibilities related to such appointment and 50,000 in connection with his promotion to Senior Vice President, Marketing and International Sales of our firearm division and in recognition of his increased responsibilities related to such promotion; 69,000 to Mr. Smith, including 25,000 in connection with his appointment as an executive officer of our company and in recognition of his increased responsibilities related to such appointment; 59,000 to Mr. Brown; and 54,200 to Mr. Golden. Pursuant to the grants, each executive officer becomes vested as to one-third of the stock options on each of the first, second, and third anniversaries of the date of grant, except that 25,000 stock options granted to Mr. Debney in fiscal 2012 vested on the first anniversary of the date of grant. Each executive officer forfeits the unvested portion, if any, of the stock options if the executive officer’s service to our company is terminated for any reason, except as otherwise set forth in any employment or severance agreement between our company and the executive officer or in any policy of our company applicable to the executive officer, or as may otherwise be determined by the administrator of our 2004 Incentive Stock Plan. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.” Upon a change in control of our company not approved by our Board of Directors, the vesting of any unvested stock options will accelerate. In addition, certain of the employment and severance agreements with our named executive officers provide for the acceleration of unvested stock options upon a qualifying change in control of our company. See “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

During fiscal 2012, we also granted Mr. Debney PSUs for a target of 65,000 shares and a maximum of 130,000 shares; Mr. Buchanan PSUs for a target of 42,600 shares and a maximum of 85,200 shares; Mr. Pasantes PSUs for a target of 13,000 shares and a maximum of 26,000 shares; Mr. Smith PSUs for a target of 13,000 shares and a maximum of 26,000 shares; Mr. Brown PSUs for a target of 10,000 shares and a maximum of 20,000 shares; and Mr. Golden PSUs for a target of 33,600 shares and a maximum amount of 67,200 shares. These PSUs vest based on the relative performance of our common stock against the RUT for grants made in April 2012 or the IXIC for grants made in July 2011 over the three-year period following the date of grant. If the relative performance of our common stock (measured based on the average closing price of our common stock during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of our common stock during the 90-calendar-day-period immediately following the date of grant) does not exceed the relative performance of the applicable index (measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the three year anniversary of the date of grant against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant), then no PSUs subject to the awards will vest. If the relative performance of our common stock exceeds the relative performance of the applicable index, then the PSUs subject to the awards will vest on a straight-line basis up to the maximum award, with 100% of the PSUs subject to the awards (the target number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 10%, and 200% of the PSUs subject to the awards (the maximum number of PSUs) vesting if the relative performance of our common stock exceeds the relative performance of such index by 20% or more. Upon a change in control of our company prior to the three year anniversary of the date of grant, each named executive officer will become vested in the number of PSUs subject to the award in accordance with the formula described above, provided that (i) the relative performance of our common stock will be measured based on the consideration offered for one share of our common stock in the change in control against the average closing price of our common stock during the 90-calendar-day period immediately following the date of grant; and (ii) the relative performance of the applicable index will be measured based on the average closing price of such index during the 90-calendar-day-period immediately prior to the change in control against the average closing price of such index during the 90-calendar-day-period immediately following the date of grant. Mr. Golden forfeited all of his outstanding PSUs in connection with his stepping down as President and Chief Executive Officer of our company in fiscal 2012.

Section 162(m)

None of the compensation arrangements with any of our executive officers exceeded the limits on deductibility under Section 162(m) during our fiscal year ended April 30, 2012.

CEO Compensation

During fiscal 2012, the Compensation Committee evaluated the factors described above in determining the base salary and other compensation of Mr. Debney. We paid Mr. Debney a base salary during fiscal 2012 in accordance with his employment agreement. We increased Mr. Debney’s base salary to $500,000 early in fiscal 2013. We paid Mr. Debney $508,050 under our 2012 Incentive Compensation Program. During fiscal 2012, we granted Mr. Debney options to purchase 594,000 shares of our common stock at the following exercise prices: $3.57 per share (50,000 shares, including 25,000 in recognition of his increased responsibilities as our Vice President and President of our firearm division prior to his promotion to President and Chief Executive Officer of our company), $2.65 per share (450,000 shares in connection with his promotion to President and Chief Executive Officer of our company), and $7.98 (94,000 shares), and PSUs to acquire a maximum of 130,000 shares of our common stock.

We paid Mr. Golden a base salary during fiscal 2012 in accordance with his employment agreement. We did not pay Mr. Golden a bonus under our 2012 Incentive Compensation Program because he stepped down as President and Chief Executive Officer of our company before the end of fiscal 2012. During fiscal 2012, we granted Mr. Golden options to purchase 54,200 shares of our common stock at an exercise price of $3.57 per share and PSUs to acquire a maximum of 67,200 shares of our common stock. As noted above, Mr. Golden forfeited all of his outstanding PSUs in connection with his stepping down as President and Chief Executive Officer of our company in fiscal 2012. See “Executive Compensation — Fiscal 2012 Summary Compensation Table,” “Executive Compensation — Fiscal 2012 Grants of Plan-Based Awards,” “Executive Compensation — Employment Agreements with Named Executive Officers,” and “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

Discretionary Bonuses

We did not pay discretionary bonuses for fiscal 2012 to any of our named executive officers. However, we paid a portion of a sign-on bonus to Mr. Buchanan. Mr. Buchanan received a sign-on bonus of $50,000 in connection with his employment as our Executive Vice President, Chief Financial Officer, and Treasurer, of which $10,000 was immediately payable and the remaining $40,000 is payable in 24 equal monthly installments, including $20,000 that was paid during fiscal 2012 and $5,000 that was paid during fiscal 2011. See “Executive Compensation — Fiscal 2012 Summary Compensation Table.”

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and, based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

John B. Furman, Chairman

Robert L. Scott

I. Marie Wadecki

EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

The following table sets forth, for the fiscal years ended April 30, 2012, 2011, and 2010, information with respect to compensation for services in all capacities to us and our subsidiaries earned by our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and one individual who served as our Chief Executive Officer during our last completed fiscal year (collectively, our “named executive officers”).

Name and Principal Position	Year	Salary		Bonus (1)		Stock Awards (2)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)		Total (6)
P. James Debney (7) President and Chief Executive Officer	2012 2011 2010	$ $ $	404,433 323,206 149,027		— — —	$ $	554,400 85,350 —	$ $ $	1,376,909 66,637 357,053	$ $	508,050 — 83,003	$ $ $	48,145 18,129 90,870	$ $ $	2,891,936 493,322 679,953

Jeffrey D. Buchanan (8) Executive Vice President, Chief Financial Officer, and Treasurer	2012 2011	$ $	294,996 96,641	$ $	20,000 15,000		$305,676 —	$ $	280,282 505,707		$249,788 —	$ $	31,328 22,667	$ $	1,182,071 640,015

Mario Pasantes (9) Senior Vice President, Marketing and International Sales	2012		$245,954		—		$125,580		$330,827		$139,544		$21,645		$863,550

Mark P. Smith (10) Vice President, Manufacturing and Supply Chain Management	2012		$229,892		—		$125,580		$244,302		$129,774		$51,066		$780,614

Michael J. Brown (11) Vice President, U.S. Sales	2012		$227,279		—		$96,600		$245,142		$129,185		$20,060		$718,779

Michael F. Golden (12) Former President and Chief Executive Officer	2012 2011 2010	$ $ $	190,385 450,000 450,000		— — —	$ $ $	159,936 191,184 238,650	$ $ $	127,825 144,470 182,990	$	— — 518,077	$ $ $	1,014,651 73,195 239,587	$ $ $	1,492,797 858,849 1,629,304

(1)	No discretionary bonuses were paid out for fiscal 2012, 2011, or 2010. Mr. Buchanan received a sign-on bonus of $50,000 in connection with his joining our company, of which $10,000 was immediately payable and the remaining $40,000 is payable in 24 equal monthly installments, including $20,000 that was paid during fiscal 2012 and $5,000 that was paid during fiscal 2011. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Discretionary Bonuses.” For fiscal 2012 and 2010, bonuses were paid pursuant to our 2012 Incentive Compensation Program and our 2010 Incentive Compensation Program, respectively. We did not pay bonuses pursuant to our 2011 Incentive Compensation Program (see footnote 4 below).

(2)	The amounts shown in this column represent the grant date fair value for PSUs granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effect of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2012. During fiscal 2012, we decided to alter our historical practice of granting equity compensation during the course of the applicable fiscal year, which we continued at the beginning of fiscal 2012, by granting equity compensation for fiscal 2013 prior to the beginning of that fiscal year. Therefore, the amounts shown in this column represent the grant date fair value for PSUs that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation” and “Fiscal 2012 Grants of Plan-Based Awards” below and the narrative discussion that follows.
(3)	The amounts shown in this column represent the grant date fair value for stock options granted to the named executive officers during the covered year calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2012. During fiscal 2012, we decided to alter our historical practice of granting equity compensation during the course of the applicable fiscal year, which we continued at the beginning of fiscal 2012, by granting equity compensation for fiscal 2013 prior to the beginning of that fiscal year. Therefore, the amounts shown in this column represent the grant date fair value for stock options that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation” and “Fiscal 2012 Grants of Plan-Based Awards” below and the narrative discussion that follows.
(4)	The amounts shown in this column constitute payments made under our 2012 Incentive Compensation Program and our 2010 Incentive Compensation Program. No amounts were paid under our 2011 Incentive Compensation Program. These amounts were calculated and paid to our named executive officers in the fiscal year following when they were earned. For a description of our 2012 Incentive Compensation Program and amounts earned thereunder see “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Incentive Compensation.”
(5)	Reference is made to footnote 13 below.
(6)	The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the previous columns.
(7)	Mr. Debney has served as a President and Chief Executive Officer of our company since September 2011. Mr. Debney served as Vice President of our company from April 2010 until September 2011 and as President of our firearm division from November 2009 until September 2011.
(8)	Mr. Buchanan has served as Executive Vice President, Chief Financial Officer, and Treasurer of our company since January 2011.
(9)	Mr. Pasantes has served as Senior Vice President, Marketing and International Sales of our company since December 2011. Mr. Pasantes served as Senior Vice President, Marketing and International Sales of our firearm division from April 2011 until December 2011 and as Vice President of International Marketing of our firearm division from December 2010 until April 2011.
(10)	Mr. Smith has served as Vice President, Manufacturing and Supply Chain Management of our company since December 2011. Mr. Smith served as Vice President, Manufacturing and Supply Chain Management of our firearm division from May 2011 until December 2011 and as Vice President of Supply Chain Management of our firearm division from May 2010 until May 2011.
(11)	Mr. Brown has served as Vice President, U.S. Sales of our company since April 2012. Mr. Brown served as Vice President, Sporting Goods Sales of our firearm division from August 2010 until April 2012.
(12)	Mr. Golden served as President and Chief Executive Officer of our company from December 2004 until he stepped down in September 2011.
(13)	All Other Compensation is comprised of the following for fiscal 2012:

Name	Car Allowance	Reimbursement for Insurance Premiums (13a)		Matching Contributions to Defined Contribution Plan	Payments Under Profit Sharing Plan		Relocation	Severance		Total
P. James Debney	$11,400	$8,795	(13b)	$7,350	$20,600		—	—		$48,145

Jeffrey D. Buchanan	$12,000	$3,111		$7,350	—		$8,867	—		$31,328

Mario Pasantes	$10,800	$1,648		$5,952	—		$3,244	—		$21,645

Mark P. Smith	$10,800	$1,263		$4,775	$34,228	(13c)	—	—		$51,066

Michael J. Brown	$10,800	$2,450		$7,350	—		—	—		$20,600

Michael F. Golden	$6,000	$15,624	(13d)	$5,192	—		—	$987,835	(13e)	$1,014,651

(13a)	Except as otherwise indicated, the amounts shown in this column consist of reimbursement of disability insurance premiums.
(13b)	Consists of reimbursement of premiums for disability insurance ($3,930) and a $5.0 million term life insurance policy ($4,865).
(13c)	Represents payments made under an agreement with Mr. Smith in connection with his joining our company, which were not under the profit sharing plan because he was not eligible for such plan.
(13d)	Consists of reimbursement of premiums for disability insurance ($4,213), medical insurance ($1,594), and a $5.0 million term life insurance policy ($9,817).
(13e)	Represents payments made under the Separation Agreement and Release with Mr. Golden in connection with his stepping down as President and Chief Executive Officer of our company. See “Executive Compensation — Potential Payments Upon Termination or Change in Control — Michael F. Golden.”

Fiscal 2012 Grants of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards to our named executive officers during the fiscal year ended April 30, 2012.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)					All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)		Options (2)	($/Sh) (2)	(2)(3)
P. James Debney	7/12/2011	—	—	—	—	—		—		25,000	$3.57	$58,960
	7/12/2011	—	—	—	—	—		—		25,000	$3.57	$55,440
	7/12/2011	—	—	—	—	15,000	(4)	30,000	(4)
	9/26/2011	—	—	—	—	—		—		450,000	$2.65	$785,340
	4/24/2012	—	—	—	—	—		—		94,000	$7.98	$477,169
	4/24/2012	—	—	—	—	50,000	(5)	100,000	(5)

Jeffrey D. Buchanan	7/12/2011	—	—	—	—	—		—		34,900	$3.57	$82,308
	7/12/2011	—	—	—	—	21,000	(4)	42,000	(4)
	4/24/2012	—	—	—	—	—		—		39,000	$7.98	$197,974
	4/24/2012	—	—	—	—	21,600	(5)	43,200	(5)

Mario Pasantes	5/3/2011	—	—	—	—	—		—		50,000	$3.48	$116,647
	7/12/2011	—	—	—	—	—		—		20,000	$3.57	$47,168
	1/4/2012	—	—	—	—	—		—		15,000	$4.54	$45,183
	4/24/2012	—	—	—	—	—		—		24,000	$7.98	$121,830
	4/24/2012	—	—	—	—	13,000	(5)	26,000	(5)

Mark P. Smith	7/12/2011	—	—	—	—	—		—		20,000	$3.57	$47,168
	1/4/2012	—	—	—	—	—		—		25,000	$4.54	$75,304
	4/24/2012	—	—	—	—	—		—		24,000	$7.98	$121,830
	4/24/2012	—	—	—	—	13,000	(5)	26,000	(5)

Michael J. Brown	7/12/2011	—	—	—	—	—		—		20,000	$3.57	$47,168
	4/24/2012	—	—	—	—	—		—		39,000	$7.98	$197,974
	4/24/2012	—	—	—	—	10,000	(5)	20,000	(5)

Michael F. Golden	7/12/2011	—	—	—	—	—		—		54,200	$3.57	$127,825
	7/12/2011	—	—	—	—	33,600	(4)(6)	67,200	(4)(6)

(1)	The amounts reflect the threshold, target, and maximum incentive compensation opportunity for our named executive officers under our 2012 Incentive Compensation Program. All such awards have been paid, and the actual amounts paid are set forth in the Fiscal 2012 Summary Compensation Table above. Our 2012 Incentive Compensation Program is discussed under “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Incentive Compensation.”
(2)	During fiscal 2012, we decided to alter our historical practice of granting equity compensation during the course of the applicable fiscal year, which we continued at the beginning of fiscal 2012, by granting equity compensation for fiscal 2013 prior to the beginning of that fiscal year. Therefore, the amounts shown in these columns from July 12, 2011 and April 24, 2012 represent grants of plan-based awards that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation.”
(3)	The amounts shown in this column represent the grant date fair value of stock and option awards calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2012.
(4)	These PSUs vest based on the relative performance of our common stock against the IXIC over the three-year period following the date of grant. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation.”
(5)	These PSUs vest based on the relative performance of our common stock against the RUT over the three-year period following the date of grant. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation.”
(6)	Mr. Golden forfeited these PSUs in connection with his stepping down as President and Chief Executive Officer of our company in fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End 2012

The following table sets forth information with respect to outstanding equity awards held by our named executive officers as of April 30, 2012.

			Option Awards					Stock Awards
			Number of Securities Underlying Unexercised Options		Option Exercise		Option Expiration	Number of Shares or Units of Stock That Have Not	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Grant Date (1)		Exercisable	Unexercisable	Price		Date	Vested	(2)	Vested (3)	Vested (2)(3)
P. James Debney	11/9/2009 8/2/2010 7/12/2011 7/12/2011	(4)	66,667 8,334 — —	33,333 16,666 25,000 25,000	$ $ $ $	4.56 3.92 3.57 3.57	11/9/2019 8/2/2020 7/12/2021 7/12/2021
	9/26/2011 4/24/2012 8/2/2010 7/12/2011 4/24/2012		— —	450,000 94,000	$ $	2.65 7.98	9/26/2021 4/24/2022			30,000 30,000 100,000	$ $ $	247,500 247,500 825,000

Jeffrey D. Buchanan	11/2/2004	(5)	25,000	—		$1.48	11/2/2014
	9/21/2005	(5)	10,000	—		$5.31	9/21/2015
	9/18/2006	(5)	10,000	—		$12.88	9/18/2016
	9/15/2008	(5)	10,000	—		$4.44	9/15/2018
	9/14/2009	(5)	10,000	—		$5.79	9/14/2019
	9/27/2010	(5)	10,000	—		$3.69	9/27/2020
	1/3/2011 7/12/2011 4/24/2012 7/12/2011 4/24/2012		66,667 — —	133,333 34,900 39,000	$ $ $	3.73 3.57 7.98	1/3/2021 7/12/2021 4/24/2022			43,200 42,000	$ $	356,400 346,500

Mario Pasantes	5/3/2011 7/12/2011 1/4/2012 4/24/2012 4/24/2012		— — — —	50,000 20,000 15,000 24,000	$ $ $ $	3.48 3.57 4.54 7.98	5/3/2021 7/12/2021 1/4/2022 4/24/2022			26,000		$214,500

Mark P. Smith	5/3/2010 8/2/2010 7/12/2011 1/4/2012 4/24/2012 4/24/2012		3,334 5,000 — — —	6,666 10,000 20,000 25,000 24,000	$ $ $ $ $	4.59 3.92 3.57 4.54 7.98	5/3/2020 8/2/2020 7/12/2021 1/4/2022 4/24/2022			26,000		$214,500

Michael J. Brown	8/16/2010 8/16/2010 7/12/2011 4/24/2012 4/24/2012		3,334 3,334 — —	6,666 6,666 20,000 39,000	$ $ $ $	3.63 3.63 3.57 7.98	8/16/2020 8/16/2020 7/12/2021 4/24/2022			20,000		$165,000

Michael F. Golden	12/6/2004 7/19/2005 11/12/2007 9/18/2009 8/2/2010 7/12/2011 9/26/2011	(6)	350,000 100,000 216,000 28,000 18,067 — 5,833	— — — 14,000 36,133 54,200 4,167	$ $ $ $ $ $ $	1.47 4.46 15.00 5.55 3.92 3.57 2.65	12/6/2014 7/19/2015 11/12/2017 9/18/2019 8/2/2020 7/12/2021 9/26/2021

(1)	Generally, awards of stock options and RSUs under our 2004 Incentive Stock Plan vest one-third on each of the first, second, and third anniversaries of the date of grant and awards of PSUs under our 2004 Incentive Stock Plan vest if the relative performance of our common stock exceeds the performance of the RUT or the IXIC over the three-year period following the date of grant. During fiscal 2012, we decided to alter our historical practice of granting equity compensation during the course of the applicable fiscal year, which we continued at the beginning of fiscal 2012, by granting equity compensation for fiscal 2013 prior to the beginning of that fiscal year. Therefore, the awards of stock options for all named executive officers and PSUs for Messrs. Debney and Buchanan with grant dates of July 12, 2011 and April 24, 2012 represent outstanding equity awards that would typically have been made over the course of two fiscal years. For further information on these awards, see “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation.”
(2)	The market value of shares or units of stock that have not vested and unearned equity incentive plan awards is determined by multiplying the closing market price of our common stock at the end of our last completed fiscal year by the number of shares or units of stock or the amount of unearned equity incentive plan awards, as applicable.
(3)	These PSUs vest based on the relative performance of our common stock against the RUT or the IXIC, as applicable, over the three-year period following the date of grant. See “Compensation Discussion and Analysis — Fiscal 2012 Compensation — Stock-Based Compensation.”
(4)	These stock options vested on July 12, 2012.
(5)	These stock options were awarded to Mr. Buchanan in connection with his service as a non-employee director of our company from November 2004 until December 2010. For further information on our awards to non-employee directors, see “Director Compensation.”
(6)

These stock options were awarded to Mr. Golden in connection with his service as a non-employee director of our company beginning in September 2011 and vest 1/12th each month following the date of grant. For further information on our awards to non-employee directors, see “Director Compensation.”

Option Exercises and Stock Vested in Fiscal 2012

The following table describes, for the named executive officers, the number of shares acquired on the exercise of options and vesting of stock awards and the value realized on exercise of options and vesting of stock awards during the fiscal year ended April 30, 2012.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
P. James Debney	—	—	—	—
Jeffrey D. Buchanan	—	—	—	—
Mario Pasantes	—	—	—	—
Mark P. Smith	—	—	—	—
Michael J. Brown	—	—	—	—
Michael F. Golden	100,000	$695,000	—	—

(1)	For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, multiplied by the number of options exercised.
(2)	For stock awards, the value realized is computed as the market price on the later of the date the restrictions lapse or the delivery date multiplied by the number of shares vested.

Retirement Plans

We maintain a retirement plan intended to be tax-qualified under Section 401(a) of the Code, under which 401(k), Roth, matching, and profit sharing contributions are made. The plan covers substantially all of our Springfield, Massachusetts and Houlton, Maine employees, including our executive officers.

Employees become eligible to make 401(k) and Roth contributions and to receive matching contributions on the first day of the month after their date of hire. Subject to certain Internal Revenue Service limitations, the plan permits non-highly paid employees to make 401(k) and Roth contributions of up to 100% of their eligible compensation and highly paid employees to make 401(k) and Roth contributions of up to 9% of their eligible compensation. We make discretionary matching contributions with respect to our employees’ 401(k) and Roth contributions. For the year ended April 30, 2012, we provided matching contributions equal to 50% of participants’ 401(k) and Roth contributions made on up to 6% of their eligible compensation.

Employees become eligible to receive allocations of profit sharing contributions on the first day of the plan year subsequent to when they complete one year of eligibility service. We may make a discretionary annual profit sharing contribution to the plan on behalf of eligible participants who are employed on the last day of the plan year. For the year ended April 30, 2012, our profit sharing contribution, which was discretionary, was equal to 15% of the operating profit of Smith & Wesson Corp. Operating profit is defined as income before interest, accruals in excess of cash payments for municipal litigations, and state and federal income taxes. Profit sharing contributions are allocated to eligible participants in proportion to their eligible compensation (subject to the $245,000 limitation on compensation imposed by the Code).

Pension Benefits

We do not offer any pension benefits to any of our executive officers.

Nonqualified Deferred Compensation

We do not provide for any nonqualified deferred compensation for any of our executive officers.

Employment Agreements with Named Executive Officers

We and Mr. Debney are parties to an amended and restated employment agreement dated as of September 26, 2011, which is referred to as the Employment Agreement. The Employment Agreement provides for the continued employment of Mr. Debney as the President and Chief Executive Officer of our company. Under the terms of the Employment Agreement, Mr. Debney is entitled to an annual base salary of $450,000 (subject to annual review and increases by our Board of Directors), which was increased to $500,000 early in fiscal 2013; is eligible to participate in our executive compensation programs, to receive a discretionary annual bonus as determined by our Board of Directors or committee thereof, and to receive annual stock-based awards as determined by our Board of Directors or committee thereof; and is entitled to receive other standard benefits, including a car allowance, participation in any group insurance, pension, retirement, vacation, expense reimbursement, and other plans, programs, or benefits as may from time to time be provided to other executive employees of our company, and certain insurance benefits (including the reimbursement of reasonable insurance premiums for disability insurance, medical and hospitalization insurance, and a life insurance policy). In addition, the Employment Agreement provides that, in the event we terminate Mr. Debney’s employment without cause, we must provide to Mr. Debney certain severance benefits. These severance benefits are discussed in more detail below under “Potential Payments Upon Termination or Change in Control.” The Employment Agreement further prohibits Mr. Debney from competing with our company for a period equal to the longer of 12 months following the termination of his employment with our company, regardless of the reason therefor, or any period during which Mr. Debney receives cash severance pursuant to the terms of the Employment Agreement. The Employment Agreement also prohibits Mr. Debney from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company.

Potential Payments Upon Termination or Change in Control

P. James Debney

The Employment Agreement with Mr. Debney provides that either we or Mr. Debney may terminate Mr. Debney’s employment at any time. If we unilaterally terminate Mr. Debney’s employment without cause, Mr. Debney will receive (i) his base salary for a period of 18 months after such termination; (ii) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (iii) his car allowance and coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 18 months after such termination; and (iv) for a period of 36 months following the termination, a cash payment in the amount of $10,000 per 12-month period for post-termination secretarial support.

If Mr. Debney’s employment is terminated by reason of his death or disability, if we unilaterally terminate Mr. Debney’s employment without cause, or if Mr. Debney voluntarily terminates his employment following a qualifying change in control event as described below, the Employment Agreement provides that he will receive, for the fiscal year of the notice of termination, any earned bonus, on a pro-rated basis, based on the performance goals actually achieved for the fiscal year of the notice of termination, as determined by our Board of Directors in its sole discretion, at the time such bonuses are paid to our other employees. If we unilaterally terminate Mr. Debney’s employment without cause, or if Mr. Debney voluntarily terminates his employment following a qualifying change in control event as described below, the stock options granted pursuant to any Employment Agreement with us that are vested as of the date of such termination will have a nine-month post-termination exercise period, but not beyond their original term. If we unilaterally terminate Mr. Debney’s employment without cause or by reason of Mr. Debney’s disability, or if Mr. Debney voluntarily terminates his employment with at least six months advance notice to us or following a qualifying change in control event as described below, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by our company, up to an annual premium of $20,000, until 36 months following the termination of Mr. Debney’s employment.

Mr. Debney’s Employment Agreement provides that, in the event of a change in control of our company (as defined in the Employment Agreement), Mr. Debney may, at his option and upon written notice to us, terminate his employment, unless (i) the provisions of the Employment Agreement remain in full force and effect and (ii) Mr. Debney suffers no reduction in his status, duties, authority, or compensation following the change in control, provided that Mr. Debney will be considered to suffer a reduction in his status, duties, or authority if, after the change in control, (a) he is not the chief executive officer of the company that succeeds to our business; (b) such company’s stock is not listed on a national stock exchange; or (c) such company terminates Mr. Debney’s employment or reduces his status, duties, authority, or compensation within one year of the change in control. If Mr. Debney terminates his employment due to a change in control following which the Employment Agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, he will receive (A) his base salary for a period of 24 months after such termination; (B) an amount equal to the average of his cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid over the 18-month period after such termination; (C) his car allowance for a period equal to 24 months after such termination; and (D) at our option, either receive (x) coverage under our medical plan to the extent provided for him at the date of termination for a period equal to 24 months after such termination or (y) reimbursement for the COBRA premium for such coverage through the earlier of such 24-month period or the COBRA eligibility period. In addition, all unvested stock-based compensation held by Mr. Debney in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

Jeffrey D. Buchanan

Effective January 3, 2011, we entered into a severance and change in control agreement with Mr. Buchanan. If Mr. Buchanan’s employment is terminated for any reason other than a termination by us for cause (as defined in the agreement), the agreement provides that (a) we will pay Mr. Buchanan his base salary for a period of 12 months following such termination; and (b) we will pay Mr. Buchanan, at the same time as bonuses are paid to our other executives, a portion of the bonus earned by Mr. Buchanan pro rata for the period commencing on the first day of our fiscal year for which the bonus is calculated and ending on the date of such termination.

The agreement with Mr. Buchanan also provides that, in the event of a change in control of our company, Mr. Buchanan may, at his option and upon written notice to us, terminate his employment, unless (a) the provisions of the agreement remain in full force and effect and (b) Mr. Buchanan suffers no reduction in his status, duties, authority, or compensation following such change in control, provided that Mr. Buchanan will be considered to suffer a reduction in his status, duties, authority, or compensation, only if, after such change in control, (i) he is not the chief financial officer of the company that succeeds to our business; (ii) such company’s common stock is not listed on a national stock exchange; (iii) such company terminates Mr. Buchanan or in any material respect reduces his status, duties, authority, or base compensation within one year of such change in control; or (iv) as a result of such change in control, Mr. Buchanan is required to relocate out of Springfield, Massachusetts (or surrounding areas). If Mr. Buchanan terminates his employment due to a change in control not approved by the Board of Directors or following which the agreement does not remain in full force and effect or his status, duties, authority, or compensation have been reduced, (A) we will pay Mr. Buchanan his base salary for a period of 18 months following the effective date of such termination; (B) we will pay Mr. Buchanan an amount equal to the average of Mr. Buchanan’s cash bonus paid for each of the two fiscal years immediately preceding his termination, which will be paid upon the effective date of such termination; and (C) all unvested stock-based compensation held by Mr. Buchanan in his capacity as an employee on the effective date of the termination will vest as of the effective date of such termination.

The agreement with Mr. Buchanan also contains a provision that prohibits Mr. Buchanan from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement also contains a provision that prohibits Mr. Buchanan from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.

Michael F. Golden

On September 26, 2011, we entered into a Separation Agreement and Release with Mr. Golden. Mr. Golden stepped down as President and Chief Executive Officer of our company in September 2011 in accordance with the succession plan that our Board of Directors had been discussing with Golden for more than a year prior to his stepping down. In exchange for Mr. Golden executing a release of rights under his employment agreement and of the employment claims he may have against us and agreeing not to directly or indirectly solicit employees or prospective acquisition candidates for a two-year period and not use our trade secrets or confidential information to solicit customers, manufacturers, or manufacturer’s representatives, we agreed to pay Mr. Golden $987,835.

Severance Policy

We maintain a severance policy for certain executive officers who do not have separate employment or severance agreements with us. Under the policy, we will pay the greater of one week of pay for each full or partial year of uninterrupted service or 26 weeks of pay following a termination of employment without cause by us, provided that the executive officer does not decline an offer of a comparable job from us that does not require relocation, is actively at work on the date of termination, and signs and delivers a settlement agreement and release of claim in a form acceptable to us. Payments under the policy are made on regular payroll dates. The executive officer is also eligible to continue participating in our medical and dental plans for the period they receive payments under the policy, subject to payment by the executive officer of his or her standard employee contribution. Messrs. Pasantes, Smith, and Brown currently are subject to this policy.

The following tables set forth certain information regarding potential payments and other benefits that would be payable to each of our named executive officers, except for Mr. Golden, upon termination of employment or a change in control of our company. The tables below assume that the termination or change in control event took place on April 30, 2012.

P. James Debney

Executive Benefits	Involuntary Not for Cause Termination		Voluntary Termination Following a Qualifying Change in Control		Voluntary Termination		Death		Disability
Cash Severance	$675,000		$900,000		—		—		—
Bonus	$762,075	(1)	$762,075	(1)	—		$508,050	(2)	$508,050	(2)
Health and Welfare Benefits	$88,554	(3)	$98,072	(3)	$60,000	(4)	$5,000,000	(5)	$60,000
Other Benefits	$48,000	(6)	$24,000	(7)	—		—		—
Equity Treatment	—		$3,751,630	(8)	—		—		—

(1)	Includes an amount equal to the average of Mr. Debney’s cash bonus paid for each of the two fiscal years immediately preceding his termination ($254,025) and Mr. Debney’s earned bonus based on the performance goals actually achieved for the fiscal 2012 ($508,050), which earned bonus was paid to Mr. Debney for fiscal 2012, and the actual amounts paid are set forth in the Fiscal 2012 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(2)	Includes Mr. Debney’s earned bonus based on the performance goals actually achieved for the fiscal 2012, which earned bonus was paid to Mr. Debney for fiscal 2012, and the actual amounts paid are set forth in the Fiscal 2012 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(3)	Includes reimbursement of premiums for medical insurance and a $5.0 million term life insurance policy.
(4)	If Mr. Debney provides us with more than six months advance notice of his voluntary termination of employment, we will continue to pay the life insurance premiums on any then existing life insurance policy provided by our company, up to an annual premium of $20,000 for 36 months following the termination of his employment.
(5)	Includes the amount due under a $5.0 million term life insurance policy.
(6)	Includes a $10,000 cash payment per 12-month period for secretarial support for a period of 36 months following Mr. Debney’s termination of employment and a car allowance for 18 months.
(7)	Includes a car allowance for 24 months.
(8)	Includes the market value of unvested equity awards that would become fully vested upon a qualifying change in control.

Jeffrey D. Buchanan

Executive Benefits	Involuntary Not for Cause Termination		Voluntary Termination Following a Qualifying Change in Control
Cash Severance	$294,996		$442,494
Bonus	$249,788	(9)	$124,894
Health and Welfare Benefits	—		—
Other Benefits	—		—
Equity Treatment	—		$1,434,262	(10)

(9)	Such bonus was paid to Mr. Buchanan for fiscal 2012, and the actual amounts paid are set forth in the Fiscal 2012 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”
(10)	Includes the market value of unvested equity awards that would become fully vested upon termination without cause or upon a qualifying change in control.

Mario Pasantes

Executive Benefits	Involuntary Not for Cause Termination
Cash Severance	$123,600
Bonus	—
Health and Welfare Benefits	$2,133
Other Benefits	—
Equity Treatment	—

Mark P. Smith

Executive Benefits	Involuntary Not for Cause Termination
Cash Severance	$114,946
Bonus	—
Health and Welfare Benefits	$6,229
Other Benefits	—
Equity Treatment	—

Michael J. Brown

Executive Benefits	Involuntary Not for Cause Termination
Cash Severance	$114,400
Bonus	—
Health and Welfare Benefits	$5,746
Other Benefits	—
Equity Treatment	—

2001 Employee Stock Purchase Plan

Our 2001 Employee Stock Purchase Plan was designed to encourage stock ownership in our company by our employees, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors in November 2001 and approved by our stockholders in February 2002. Our Board of Directors amended the plan in September 2004. The plan expired in March 2012 and was replaced by our 2011 Employee Stock Purchase Plan. There were 10,000,000 shares of our common stock reserved for issuance under the plan. The plan was administered by our Board of Directors.

The plan permitted our employees to purchase our common stock at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who were regularly scheduled to work at least 20 hours per week for more than five months per year were eligible to participate in any of the purchase periods of the plan. However, any participant who would own, as determined under the Code, immediately after the grant of an option, stock possessing 5% or more of the total combined voting power or value of all classes of the stock of our company would not be granted an option under the plan. The plan as amended was implemented in a series of successive offering periods, each with a maximum duration of six months.

Eligible employees may have elected to participate in the plan on April 1 or October 1 of each year. Subject to certain limitations determined in accordance with calculations set forth in the plan, a participating employee was granted the right to purchase shares of common stock on the last business day on or before each March 31 and September 30 during which the employee was a participant in the plan. Upon enrollment in the plan, the participant authorized a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% of the participant’s compensation on each payroll date. Payment on the initial purchase date in the first offering period was a lump-sum payment unless the participant elected otherwise. Unless the participant withdrew from the plan, the participant’s option for the purchase of shares was exercised automatically on each purchase date, and the maximum number of full shares subject to the option was purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan.

As required by tax law, no participant may have received an option under the plan for shares that had a fair market value in excess of $25,000 for any calendar year, determined at the time the option was granted. In addition, no participant may have purchased more than 12,500 shares on any purchase date. No interest was paid on funds withheld, and those funds were used by our company for general operating purposes.

No plan contributions or options granted under the plan were assignable or transferable. The unexercised portion of any option granted to an employee under the plan would automatically terminate immediately upon the termination of an employee’s employment for any reason, including retirement or death.

Our stockholders did not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan.

2011 Employee Stock Purchase Plan

Our 2011 Employee Stock Purchase Plan is intended to provide a method whereby our employees have an opportunity to acquire a proprietary interest in our company through the purchase of shares of our common stock through accumulated voluntary payroll deductions, thereby enhancing employee interest in our continued success. The plan was adopted by our Board of Directors, subject to approval by our stockholders, who approved the plan in September 2011. Our Board of Directors amended the plan in March 2012. There are 6,000,000 shares of our common stock reserved for issuance under the plan. The plan is currently administered by our Board of Directors. Under the plan’s terms, however, our Board of Directors may appoint a committee to administer the plan, which we refer to as the Plan Committee. The plan gives broad powers to our Board of Directors or the committee to administer and interpret the plan.

The plan permits eligible employees to authorize payroll deductions that will be utilized to purchase shares of our common stock during a series of consecutive 12-month offering periods, with two six-month purchase or exercise periods within the offering periods. Employees may purchase shares of common stock pursuant to the plan at a favorable price and possibly with favorable tax consequences. All employees of our company or of those subsidiaries designated by our Board of Directors who are regularly scheduled to work at least 20 hours per week for more than five months per calendar year are eligible to participate in any of the purchase periods of the plan. However, an employee will not be granted an option under the plan if immediately after the grant, such employee would own common stock, including outstanding options to purchase common stock under the plan, possessing 5% or more of the total combined voting power or value of our common stock, or participation in the plan would permit such employee’s rights to purchase our common stock under all of our employee stock purchase plans to exceed $25,000 in fair market value (determined at the time the option is granted) of our common stock for each calendar year in which such option is outstanding.

The plan will be implemented in a series of successive offering periods, each with a maximum duration of 12 months. If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of a 12-month offering period, then that offering period will automatically terminate, and a new 12-month offering period will begin on the next business day. Each offering period will begin on the April 1 or October 1, as applicable, immediately following the end of the previous offering period.

Upon enrollment in the plan, the participant authorizes a payroll deduction, on an after-tax basis, in an amount of not less than 1% and not more than 20% (or such greater percentage as the Plan Committee may establish from time to time before the first day of an offering period) of the participant’s compensation on each payroll date. Unless the participant withdraws from the plan, the participant’s option for the purchase of shares will be exercised automatically on each exercise date, and the maximum number of full shares subject to the option will be purchased for the participant at the applicable exercise price with the accumulated plan contributions then credited to the participant’s account under the plan. To the extent necessary to comply with Section 423 of the Code, the Plan Committee may reduce a participant’s payroll deduction percentage to 0% at such time during any purchase period scheduled to end during the current calendar year when the participant’s aggregate payroll deductions for the calendar year exceeds $25,000 multiplied by the applicable percentage (i.e., 85%).

The maximum number of shares that a participant may purchase during any exercise period is 12,500 shares or a total of $25,000 in shares, based on the fair market value on the first day of the exercise period. A participant will have no interest or voting right in shares of our common stock covered by the participant’s option until such option has been exercised. No interest is paid on funds withheld, and those funds are used by our company for general operating purposes.

The plan provides for adjustment of the number of shares for which options may be granted, the number of shares subject to outstanding options, and the exercise price of outstanding options in the event of any increase or decrease in the number of issued and outstanding shares as a result of one or more reorganizations, restructurings, recapitalizations, reclassifications, stock splits, reverse stock splits, or stock dividends. If our company dissolves or liquidates, the offering period will terminate immediately prior to the consummation of that action, unless otherwise provided by the Plan Committee. In the event of a merger or a sale of all or substantially all of our company’s assets, each option under the plan will be assumed or an equivalent option substituted by the successor corporation, unless the Plan Committee, in its sole discretion, accelerates the date on which the options may be exercised.

The plan will remain in effect until the earliest of (a) the exercise date that participants become entitled to purchase a number of shares greater than the number of reserved shares available for purchase under the plan, (b) such date as is determined by the Board of Directors in its discretion, or (c) March 31, 2022.

The Board of Directors or the Plan Committee may amend the plan at any time, provided that such amendment may not adversely affect the rights of any participant with respect to previously granted options and the plan may not be amended if such amendment would in any way cause rights issued under the plan to fail to meet the requirements for employee stock purchase plans as defined in Section 423 of the Code. To the extent necessary to comply with Rule 16b-3 under the Exchange Act, Section 423 of the Code, or any other applicable law or regulation, the Board of Directors will obtain stockholder approval for an amendment.

Our stockholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the plan. If any option granted under the plan expires or terminates for any reason other than having been exercised in full, the unpurchased shares subject to that option will again be available for purposes of the plan.

2001 Stock Option Plan

Our 2001 Stock Option Plan was designed to attract, motivate, retain, and reward our employees, officers, directors, and independent contractors by providing them with stock options. Eligible persons under the plan included key personnel (including directors and executive officers), consultants, and independent contractors who performed valuable services for us or our subsidiaries. Upon the approval by our stockholders of our 2004 Incentive Stock Plan in September 2004, we ceased making new grants under the 2001 Stock Option Plan.

As of April 30, 2012, there were outstanding issued but unexercised options to acquire 150,000 shares of our common stock at an average exercise price of $1.79 per share under the 2001 Stock Option Plan.

2004 Incentive Stock Plan

Our 2004 Incentive Stock Plan was adopted by our Board of Directors in May 2004 and approved by our stockholders in September 2004. The 2004 Incentive Stock Plan was amended by our Board of Directors in July 2006 and approved by our stockholders in September 2006. The plan is designed to attract, motivate, retain, and reward our executives, employees, officers, directors, and independent contractors by providing such persons with annual and long-term performance incentives to expend their maximum efforts in the creation of stockholder value. Under the plan, we may grant stock options, restricted stock, RSUs, stock appreciation rights, stock bonuses, and other stock awards. The persons eligible to receive awards under the plan consist of officers, directors, employees, and independent contractors. However, incentive stock options may be granted under the plan only to our employees, including our officers who are employees. There were outstanding issued but unexercised options to acquire 3,488,164 shares of our common stock at an average exercise price of $6.28 per share under the plan as of April 30, 2012. There were also issued and outstanding 384,140 undelivered RSUs under the plan as of April 30, 2012. The material features of the plan are outlined below.

Shares available for awards; adjustments. Under the plan, an aggregate number of shares of common stock equal to the lesser of (1) 15% of the shares of our common stock outstanding from time to time or (2) 10,000,000 shares is available for issuance pursuant to awards granted under the plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under the plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. The plan also provides for adjustment of the number and kind of shares for which awards may be granted, the number and kind of shares subject to the plan’s annual limits, the number and kind of shares subject to outstanding awards, the applicable exercise price of outstanding awards, and any other applicable aspect of an outstanding award, as determined by our committee, in the event of any increase or decrease in the number of issued and outstanding shares of our common stock as a result of any dividend or other distribution (whether in the form of cash, our stock, or other property), recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, or other similar corporate transaction or event that affects our common stock or such other securities of ours or any other issuer.

Administration. The plan is administered by a committee of our Board of Directors. The committee determines the persons to receive awards, the type and number of awards to be granted, the vesting and exercisability of the award, and any other conditions to which the award is subject. Awards may be settled in the form of cash, shares of common stock, other awards, or other property in the discretion of the committee. The committee, in its discretion, may accelerate the exercisability, the lapsing of restrictions, or the expiration of deferral or vesting periods of any award, including such acceleration in connection with a “change in control” of our company or upon a termination of service after a change in control.

Stock options and stock appreciation rights. The committee is authorized to grant stock options, including incentive stock options. In addition, the committee is authorized to grant stock appreciation rights, which entitle the participant to receive the appreciation in our common stock between the grant date and the exercise date of the stock appreciation right. The committee determines the exercise price per share subject to an option and the grant price of a stock appreciation right. The per share exercise price of an incentive stock option, however, must not be less than the fair market value of a share of our common stock on the grant date. The committee generally will fix the maximum term of each option or stock appreciation right, the times at which each stock option or stock appreciation right will be vested and exercisable, and provisions requiring forfeiture of unexercised stock options or stock appreciation rights at or following termination of employment or service, except that no incentive stock option may have a term exceeding 10 years. Stock options may be exercised by payment of the exercise price in any form of legal consideration specified by the committee, including cash, shares (including cancellation of a portion of the shares subject to the award), outstanding awards, or other property having a fair market value equal to the exercise price. Options may also be exercisable in connection with a broker-assisted sales transaction (a “cashless exercise”) as determined by the committee. The committee determines methods of exercise and settlement and other terms of the stock appreciation rights.

Restricted stock. The committee is authorized to grant restricted stock. Restricted stock is a grant of shares of common stock, which may not be sold or disposed of and which may be forfeited in the event of certain terminations of employment or service, prior to the end of a restricted period specified by the committee. A participant granted restricted stock generally has all of the rights of one of our stockholders, unless otherwise determined by the committee.

Restricted stock units. The committee is authorized to grant RSUs. RSUs are a right to receive a share of our common stock at the end of a specified period (usually after completion of a vesting schedule relating to continuation of service or achievement of performance goals), subject to possible forfeiture of the award in the event of certain terminations of employment or service prior to the end of the specified period.

Bonus stock and other stock-based awards. The committee is authorized to grant shares of common stock as a bonus free of restrictions for services performed for us or to grant shares of common stock or other awards in lieu of our obligations to pay cash under the plan or other plans or compensatory arrangements, subject to such terms as the committee may specify. The committee is authorized to grant awards under the plan that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of common stock. Such awards might include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for shares of common stock, awards with value and payment contingent upon our performance or any other factors designated by the committee, and awards valued by reference to the book value of shares of our common stock or the value of securities of or the performance of specified subsidiaries or business units. The committee determines the terms and conditions of such awards.

Automatic grants to directors. Under the plan, as long as shares are available for grant under the plan, we will make automatic grants of options to our directors. On the date a non-employee director is first appointed or elected to our Board of Directors, we will automatically grant an option to purchase 25,000 shares to that new director. In addition, each year we will grant either an option to purchase 10,000 shares of our common stock or 3,000 RSUs to each non-employee director at the time of our annual meeting of stockholders, provided that such director did not receive his or her initial automatic grant of an option to purchase 25,000 shares within 90 days of the date of the annual automatic option grant. The exercise price of the options is the fair market value of our common stock on the date of the grant. The options vest and become exercisable as to 1/12th per month after the date of grant, and expire on the tenth anniversary of the date of grant. The RSUs vest as to 1/12th per month after the date of grant, and the stock underlying vested RSUs are scheduled to be delivered to each non-employee director at his or her election on (1) the one-year anniversary of the date of grant, (2) the earlier of the three-year anniversary of the date of grant or the retirement or resignation of the non-employee director as a member of our Board of Directors, or (3) the retirement or resignation of the non-employee director as a member of our Board of Directors.

Other terms of awards. Awards may be settled in the form of cash, shares of our common stock, other awards, or other property in the discretion of the committee. Awards under the plan are generally granted without a requirement that the participant pay consideration in the form of cash or property for the grant (as distinguished from the exercise), except to the extent required by law. The committee may require or permit participants to defer the settlement of all or part of an award in accordance with such terms and conditions as the committee may establish, including payment or crediting of interest on deferred amounts. The committee is authorized to place cash, shares of our common stock, or other property in trusts or make other arrangements to provide for payment of our obligations under the plan. The committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares of our common stock or other property to be distributed will be withheld (or previously acquired shares of our common stock or other property be surrendered by the participant) to satisfy withholding and other tax obligations. Awards granted under the plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the committee may, in its discretion, permit transfers of awards subject to any applicable legal restrictions.

Acceleration of vesting; change in control. The committee, in its discretion, may accelerate the vesting, exercisability, lapsing of restrictions, or expiration of deferral of any award, including if we undergo a “change in control,” as defined in the plan. To the extent we undergo a sale of all or substantially all of our assets, reorganization, merger, or consolidation in which we do not survive, or in which our securities are exchanged or converted into securities issued by another entity, the plan provides that outstanding options may be assumed or substituted for in accordance with their terms with the consent of our Board of Directors or the committee. If the options are not assumed or substituted for, to the extent applicable, such options will terminate immediately prior to the closing of the corporate transaction. The committee will give option holders a reasonable period of time prior to the closing of the corporate transaction to exercise their outstanding vested options.

Amendment and termination. Our Board of Directors may amend, alter, suspend, discontinue, or terminate the plan or the committee’s authority to grant awards without further stockholder approval, except stockholder approval must be obtained for any amendment or alteration if such approval is required by law or regulation or under the rules of any stock exchange or quotation system on which shares of our common stock are then listed or quoted. Such amendment or termination may not materially and adversely affect the rights of any participant with an outstanding award without the consent of the participant. Unless terminated earlier by our Board of Directors, the plan will terminate on the earlier of (1) 10 years from the date of the later to occur of (i) the original date the plan was approved by our Board of Directors or our stockholders, whichever is earlier, or (ii) the date an increase in the number of shares reserved for issuance under the plan is approved by our Board of Directors (so long as such increase is also approved by our stockholders), and (2) at such time as no shares of common stock remain available for issuance under the plan and our company has no further rights or obligations with respect to outstanding awards under the plan.

DIRECTOR COMPENSATION

Since fiscal 2008, we have paid each non-employee director an annual retainer in the amount of $70,000. Beginning in fiscal 2011, the non-employee Chairman of the Board and the non-employee Chairs of the Audit Committee and the Compensation Committee each received an additional $25,000 per year over the standard outside director compensation; the non-employee Vice Chairman of the Board received an additional $18,000 per year plus a per diem expense allowance of $1,000 while traveling on behalf of our company at various industry functions; and the non-employee Chair of the Nominations and Corporate Governance Committee received an additional $6,000 per year. We also reimburse each non-employee director for travel and related expenses incurred in connection with attendance at Board of Director and committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director. Mr. Monheit declined any payment for acting as Interim Chair of the Audit Committee prior to Mr. Brust’s appointment as Chair of the Audit Committee in September 2011.

Each non-employee director receives an automatic grant of options to acquire 25,000 shares of our common stock on the date of his or her first appointment or election to our Board of Directors. Each non-employee director also receives a grant of options to purchase 10,000 shares of our common stock at the meeting of our Board of Directors held immediately after our annual meeting of stockholders for that year.

The following table sets forth the compensation paid by us to each non-employee director for the fiscal year ended April 30, 2012. Mr. Debney does not receive any compensation for service on our Board of Directors and Mr. Golden did not receive any compensation for service or our Board of Directors while he was serving as our President and Chief Executive Officer.

Name (1)	Fees Earned or Paid in Cash (2)	Option Awards (3)	All Other Compensation		Total

Barry M. Monheit	$95,000	$26,500	—		$121,500

Robert H. Brust	$70,000	$89,250	—		$159,250

Michael F. Golden	$51,333	$26,500	—		$77,833

John B. Furman	$95,000	$26,500	—		$121,500

Mitchell A. Saltz	$70,000	$26,500	$37,617	(4)	$134,117

Robert L. Scott	$111,000	$26,500	$12,277	(5)	$149,777

I. Marie Wadecki	$76,000	$26,500	—		$102,500

(1)	As of April 30, 2012, each of the non-employee directors had the following number of stock awards outstanding, which represent undelivered shares underlying vested RSUs: Mr. Monheit (3,000); Mr. Brust (0); Mr. Furman (0); Mr. Golden (0); Mr. Saltz (0); Mr. Scott (3,000); and Ms. Wadecki (3,000). As of April 30, 2012, each of the non-employee directors had the following number of stock options outstanding: Mr. Monheit (80,000); Mr. Brust (25,000); Mr. Furman (80,000); Mr. Golden (826,400); Mr. Saltz (165,000); Mr. Scott (60,000); and Ms. Wadecki (70,000).
(2)	All fees were paid in cash.
(3)	The amounts shown in this column represent the grant date fair value for stock options granted to the directors calculated in accordance with FASB ASC Topic 718 “Compensation—Stock Compensation,” excluding the effects of forfeitures. The assumptions used in determining the grant date fair value of these awards are set forth in Note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2012.

(4)	Consists of costs for medical and dental coverage under our medical plan ($7,617) and payments made to an unaffiliated third-party provider for secretarial support in accordance with Mr. Saltz’s severance agreement described below ($30,000).
(5)	Consists of costs for medical and dental coverage under our medical plan.

We lease approximately 2,800 square feet of office space in Scottsdale, Arizona. We previously maintained our executive offices in Scottsdale before moving those offices to Springfield, Massachusetts where our principal manufacturing plant is located. We currently utilize the Scottsdale office for various corporate purposes, including holding board committee and other business meetings and conducting various corporate acquisition and investor relations functions. The office and the secretarial support services provided at that location also satisfy the requirements to maintain a Scottsdale office and provide secretarial support contained in our December 5, 2003 severance agreement entered into with Mr.  Saltz in connection with his resignation as an executive officer of our company.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information with respect to our common stock that may be issued upon the exercise of stock options under our equity compensation plans as of April 30, 2012.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (3)
Equity Compensation Plans Approved by Stockholders	4,022,304	$5.89	10,602,033

Equity Compensation Plans Not Approved by Stockholders (4)	350,000	$1.47	—

Total	4,372,304	$4.91	10,602,033

(1)	Includes 384,140 shares issuable upon vesting of RSUs granted under the 2004 Incentive Stock Plan. The remaining balance consists of outstanding stock option grants.
(2)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(3)	Under our 2004 Incentive Stock Plan, an aggregate number of shares of our common stock equal to the lesser of (a) 15% of the shares of our common stock outstanding from time to time or (b) 10,000,000 shares is available for issuance pursuant to awards granted under such plan. The number of available shares will be increased by the number of shares with respect to which awards previously granted under such plan are terminated without being exercised, expire, are forfeited or cancelled, do not vest, or are surrendered in payment of any awards or any tax withholding with respect thereto. As of April 30, 2012, the aggregate number of shares of our common stock available for issuance pursuant to awards under the 2004 Incentive Stock Plan was 4,602,033. Our 2011 Employee Stock Purchase Plan authorizes the sale of up to 6,000,000 shares of our common stock to employees. As of April 30, 2012, there were 6,000,000 shares of common stock reserved for issuance under our 2011 Employee Stock Purchase Plan.
(4)	Represents a stock option granted pursuant to the Non-Qualified Stock Option Agreement dated December 6, 2004 between us and Mr. Golden. The option grant vested in equal installments over five years and has a maximum term of 10 years. The option may be exercised by payment of cash or, with our consent, by promissory note or through a cashless exercise program.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has appointed an Audit Committee, consisting of four independent directors. All of the members of the Audit Committee are “independent” of our company and management, as independence is defined in applicable rules of Nasdaq and the SEC.

The purpose of the Audit Committee is to assist the oversight of our Board of Directors in the integrity of the financial statements of our company, our company’s compliance with legal and regulatory matters, the independent registered public accountant’s qualifications and independence, and the performance of our company’s independent registered public accountant. The primary responsibilities of the committee include overseeing our company’s accounting and financial reporting process and audits of the financial statements of our company on behalf of the Board of Directors.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent registered public accountant is responsible for auditing the financial statements and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.

In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements with management and the independent registered public accountant. The committee discussed with the independent registered public accountant the matters required to be discussed by the Public Company Accounting Oversight Board. This included a discussion of the independent registered public accountant’s judgments as to the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee received from the independent registered public accountant written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accountant’s communications with the committee concerning independence. The committee also discussed with the independent registered public accountant their independence from management and our company, including the matters covered by the written disclosures and letter provided by the independent registered public accountant.

The committee discussed with the independent registered public accountant the overall scope and plans for its audit. The committee met with the independent registered public accountant, with and without management present, to discuss the results of the examinations, its evaluations of our company, the internal controls, and the overall quality of the financial reporting. The committee held six meetings during the fiscal year ended April 30, 2012.

Based on the reviews and discussions referred to above, the committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 30, 2012 for filing with the SEC.

The report has been furnished by the Audit Committee of our Board of Directors.

Robert H. Brust, Chairman

John B. Furman

I. Marie Wadecki

Barry M. Monheit*

*	Mr. Monheit was a member and the Interim Chairman of the Audit Committee until September 2011, but did not participate in the reviews, discussions, and recommendation referred to above because he was not a member of the Audit Committee at the time the Audit Committee conducted such reviews and discussions and made such recommendation.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10 percent of a registered class of our company’s equity securities to file reports of ownership and changes in ownership with the SEC. Directors, officers, and greater than 10 percent stockholders are required by SEC regulations to furnish our company with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of such forms received by us during the fiscal year ended April 30, 2012, and written representations that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer, or beneficial owner of more than 10 percent of our common stock complied with all Section  16(a) filing requirements during such fiscal year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock on August 6, 2012 by (1) each director, nominee for director, and each named executive officer of our company, (2) all directors and executive officers of our company as a group, and (3) each person known by us to own more than 5% of our common stock.

	Shares Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Directors and Executive Officers:
P. James Debney (3)	266,668	*
Jeffrey D. Buchanan (4)	178,825	*
Mario Pasantes (5)	23,334	*
Mark P. Smith (6)	23,334	*
Michael J. Brown (7)	16,740	*
Robert H. Brust (8)	25,000	*
John B. Furman (9)	130,600	*
Michael F. Golden (10)	1,028,804	1.55%
Barry M. Monheit (11)	261,800	*
Mitchell A. Saltz (12)	918,580	1.40%
Robert L. Scott (13)	145,000	*
I. Marie Wadecki (14)	98,038	*
All directors and executive officers as a group (12 persons) (15)	3,116,723	4.64%
5% Stockholders:
BlackRock, Inc. (16)	3,413,028	5.22%

*	Less than 1% of the outstanding shares of common stock
(1)	Except as otherwise indicated, each person named in the table has the sole voting and investment power with respect to all common stock beneficially owned, subject to applicable community property law. Except as otherwise indicated, each person may be reached as follows: c/o Smith & Wesson Holding Corporation, 2100 Roosevelt Avenue, Springfield, Massachusetts 01104.
(2)	The number of shares shown includes, when applicable, shares owned of record by the identified person’s minor children and spouse and by other related individuals and entities over whose shares of common stock such person has custody, voting control, or power of disposition. The percentages shown are calculated based on 65,439,433 shares of common stock outstanding on August 6, 2012. The numbers and percentages shown include the shares of common stock actually owned on August 6, 2012 and the shares of common stock that the identified person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of August 6, 2012 upon the exercise of options or the delivery of RSUs are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by that person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person or group.

(3)	Includes 266,668 shares of common stock issuable upon exercise of vested stock options.
(4)	Includes (a) 153,301 shares of common stock issuable upon exercise of vested stock options, and (b) 150 shares held indirectly by Mr. Buchanan’s son.
(5)	Includes 23,334 shares of common stock issuable upon exercise of vested stock options.
(6)	Includes 23,334 shares of common stock issuable upon exercise of vested stock options.
(7)	Includes 13,333 shares of common stock issuable upon exercise of vested stock options.
(8)	Includes 25,000 shares of common stock issuable upon exercise of vested stock options.
(9)	Includes (a) 80,000 shares of common stock issuable upon exercise of vested stock options, (b) 1,000 shares held by K.I.D.S. Properties, LP, and (c) 12,600 shares held by Mr. Furman’s defined benefit pension trust.
(10)	Includes 772,201 shares of common stock issuable upon exercise of vested stock options.
(11)	Includes 80,000 shares of common stock issuable upon exercise of vested stock options. The shares are held by Barry M. Monheit, Trustee, SEP PROP Monheit Family Trust U/A Dtd 7/16/2002. Does not include 3,000 shares of common stock issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(12)	Includes 165,000 shares of common stock issuable upon exercise of vested stock options. The shares are held by Stockbridge Enterprises, L.P., of which Mr. Saltz is the Manager.
(13)	Includes 60,000 shares of common stock issuable upon exercise of vested stock options. Does not include 3,000 shares of common stock issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(14)	Includes 70,000 shares of common stock issuable upon exercise of vested stock options. Does not include 3,000 shares of common stock issuable upon delivery of shares underlying vested RSUs, the delivery of which is deferred until retirement from our board of directors.
(15)	Includes 1,732,171 shares of common stock issuable upon exercise of vested stock options.
(16)	Based on the statement on Amendment No. 2 to Schedule 13G filed with the SEC on February 8, 2012, BlackRock, Inc. has sole voting and dispositive power over all such shares of common stock. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Unless delegated to the Compensation Committee by our Board of Directors, the Audit Committee charter requires the Audit Committee to review and approve all related party transactions and to review and make recommendations to the full Board of Directors, or approve, any contracts or other transactions with current or former executive officers of our company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to employees made or guaranteed by our company. We have a policy that we will not enter into any such transaction unless the transaction is determined by our Board of Directors to be fair to us or is approved by a majority of our disinterested directors or by our stockholders.

Our company has entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Nevada law, for certain liabilities to which they may become subject as a result of their affiliation with our company.

PROPOSAL TWO

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

Summary

We are asking our stockholders to provide advisory approval of the compensation of our named executive officers (which consist of our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, and one individual who served as our Chief Executive Officer during our last completed fiscal year), as such compensation is described in the “Compensation Discussion and Analysis” section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement, beginning on page 11. Our executive compensation program is designed to enable us to attract, motivate, and retain highly qualified executives. This program links cash incentive compensation to the achievement of pre-established corporate financial performance objectives and provides long-term stock-based incentive compensation that focuses our executives’ efforts on building stockholder value by aligning their interests with those of our stockholders. The following is a summary of some of the key points of our executive compensation program. We urge our stockholders to review the Compensation Discussion and Analysis included in this proxy statement and the executive-related compensation tables for more information.

Base Salaries. We target base salaries at levels required to attract, motivate, and retain highly qualified individuals assuming that they will not receive incentive compensation, but reflecting the possible receipt of incentive compensation. The base salary for our Chief Executive Officer position was not increased in over six years, and the base salary for our Chief Financial Officer position was not increased in over three years. We increased our Chief Executive Officer’s and our Chief Financial Officer’s base salaries early in fiscal 2013.

We maintain a performance-based incentive compensation program. We annually establish a performance-based incentive compensation program designed to reward individuals for performance based primarily on our financial results as well as, in certain instances, the achievement of corporate and individual objectives that contribute to our long-term goal of building stockholder value. Our performance-based incentive compensation program results in a substantial portion of our executives’ potential total cash compensation being at risk. In practice, we have paid incentive compensation to our named executive officers for two of the last three fiscal years.

Our stock-based compensation program is designed to align the interests of our management and the interests of our stockholders. We strongly believe in tying executive rewards directly to our long-term success and increases in stockholder value through stock-based compensation. Our stock-based compensation is intended to enable our executives to acquire or increase their proprietary interest in our company in order to strengthen the mutually of interests between them and our stockholders and to provide them with long-term performance incentives to focus their best efforts in the enhancement of stockholders value. Our stock-based compensation is designed to result in limited rewards if the price of our common stock does not appreciate or does not appreciate above certain levels, but may provide substantial rewards to our executive officers (as well as to our stockholders in general) if our common stock appreciates or appreciates above certain levels. Historically, our stock-based compensation has been through the grant of stock options and RSUs, including PSUs. We generally set vesting levels for stock options and RSUs over multiple year periods to encourage executive retention. We currently establish performance requirements for the vesting of PSUs. As described in the “Compensation Discussion and Analysis” section, our practice had been to grant equity compensation during the course of the applicable fiscal year and we continued this practice through the beginning of fiscal 2012. However, later in fiscal 2012, we decided to alter this practice by granting equity compensation prior to the beginning of each fiscal year, resulting in two grants of equity compensation in fiscal 2012 – one grant for fiscal 2012 that occurred in July 2011 and a second grant for fiscal 2013 that occurred in April 2012. Thus, the amount of stock-based compensation granted during fiscal 2012 reflects grants that would typically have been made over the course of two fiscal years.

Independent Compensation Consultant. The Compensation Committee retains and works closely with Compensia, a leading independent executive compensation firm, in the design and implementation of its annual executive compensation program. Compensia provides no other services to our company.

Board Recommendation

Our board believes that the information provided above and within the “Executive Compensation” and “Compensation Discussion and Analysis” sections of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation.

The following resolution is submitted for a stockholder vote at the meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables, and narrative discussion set forth in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on our company, our Compensation Committee, or our Board of Directors. Although non-binding, the vote will provide information to our Compensation Committee and our Board of Directors regarding investor sentiment about our executive compensation philosophy, policies, and practices, which our Compensation Committee and our Board of Directors will be able to consider when determining executive compensation for the years to come.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND THE RELATED TABULAR AND NARRATIVE DISCLOSURE SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The firm of BDO USA, LLP, an independent registered public accounting firm, has audited the financial statements of our company for the fiscal years ended April 30, 2010, 2011, and 2012. Our Audit Committee has appointed BDO USA, LLP to audit the consolidated financial statements of our company for the fiscal year ending April 30, 2013 and recommends that stockholders vote in favor of the ratification of such appointment. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We anticipate that representatives of BDO USA, LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Audit Committee has considered whether the provision of non-audit services by our independent registered public accountant is compatible with maintaining their independence.

Audit Fees and Audit-Related Fees

The aggregate fees billed to our company by BDO USA, LLP for the fiscal years ended April 30, 2011 and 2012 are as follows:

	2011	2012
Audit Fees	$1,328,502	$1,082,011
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,328,502	$1,082,011

Audit services for fiscal 2012 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, the review of our quarterly financial statements, and work related to the filing of a Form S-8 for shares issuable in connection with our 2011 Employee Stock Purchase Plan. Audit services for fiscal 2011 consisted of the audit of our consolidated financial statements, the audit of our internal controls in accordance with Section 404 of the Sarbanes-Oxley Act, and the review of our quarterly financial statements.

Audit Committee Pre-Approval Policies

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax, and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accountant. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accountant, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate the pre-approval of services to be performed by the independent registered public accountant to management.

Our Audit Committee requires that the independent registered public accountant, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

All of the services provided by BDO USA, LLP described above under the caption “Audit-Related Fees” were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF OUR COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2012.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented by stockholders at the annual meeting of stockholders for the fiscal year ending April 30, 2013 must be received by us within the time periods described below in order to be included in the proxy statement and form of proxy relating to such meeting. Under our bylaws, stockholders must follow certain procedures to nominate persons for election as a director or to introduce an item of business at an annual meeting of stockholders. To be timely under these procedures, notice of such nomination or business related to our 2013 Annual Meeting of Stockholders must comply with the requirements in our bylaws and must be received by us (a) no earlier than July 3, 2013 and no later than August 2, 2013; or (b) if our 2013 Annual Meeting of Stockholders is held after November 30, 2013, no earlier than 90 days in advance of such annual meeting and no later than the close of business on the later of (i) 60 days prior to such annual meeting or (ii) the 10th day following the date on which public announcement of the date of such annual meeting is first made in order to be considered at such meeting, or no later than April 19, 2013 in order to be included in the proxy statement and form of proxy relating to such meeting. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you and other stockholders of record with whom you share an address currently receive multiple copies of our proxy statement and annual report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our proxy statement and annual report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the shares they represent as our Board of Directors may recommend.

Dated: August 17, 2012

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site SMITH & WESSON HOLDING CORPORATION and follow the instructions to obtain your records and to create an electronic voting instruction form. 2100 ROOSEVELT AVENUE SPRINGFIELD, MA 01104 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by SMITH & WESSON HOLDING CORPORATION in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M48743-P29417 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SMITH & WESSON HOLDING CORPORATION For Withhold For All To withhold authority to vote for any individual Vote on Directors All All Except nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 1. PROPOSAL 1: ELECTION OF DIRECTORS: To elect as directors all of the nominees listed ! ! ! below to serve until our next annual meeting of stockholders and until their successors are elected and qualified: Nominees: 01) Barry M. Monheit 05) P. James Debney 02) Robert L. Scott 06) John B. Furman 03) Michael F. Golden 07) Mitchell A. Saltz 04) Robert H. Brust 08) I. Marie Wadecki Vote on Proposals For Against Abstain 2. PROPOSAL 2: To provide a non-binding advisory vote on the compensation of our named executive officers for fiscal 2012 (“say-on-pay”). ! ! ! 3. PROPOSAL 3: To ratify the appointment of BDO USA, LLP, an independent registered public accounting firm, as the independent registered ! ! ! public accountant of our company for the fiscal year ending April 30, 2013. and upon such matters which may properly come before the meeting or any adjournment or postponement thereof. The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are made, this proxy will be voted FOR all directors and FOR proposals 2 and 3. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion. For address changes and/or comments, please check this box and write ! them on the back where indicated. NOTE: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SMITH & WESSON HOLDING CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS 2012 ANNUAL MEETING OF STOCKHOLDERS OCTOBER 1, 2012 The undersigned stockholder of SMITH & WESSON HOLDING CORPORATION, a Nevada corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company, each dated August 17, 2012, and hereby appoints Barry M. Monheit and P. James Debney, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2012 Annual Meeting of Stockholders of the Company, to be held on Monday, October 1, 2012, at 9:00 a.m., local time, at 2375 East Camelback Road, Suite 700, Phoenix, Arizona, and at any adjournment or postponement thereof, and to vote all shares of the Company’s Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted FOR the election of the nominee directors; FOR the say-on-pay proposal; FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accountant of the Company; and as said proxies deem advisable on such other matters as may come before the meeting. A majority of such proxies or substitutes as shall be present and shall act at the meeting or any adjournment or postponement thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said proxies hereunder. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE DIRECTORS, “FOR” THE SAY-ON-PAY PROPOSAL, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR THE FISCAL YEAR ENDING APRIL 30, 2013. PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE.